          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999
                                                      REGISTRATION NO. 333-69879

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                            COMPUCREDIT CORPORATION
             (Exact name of registrant as specified in its charter)

               GEORGIA                                   6141                                 58-2336689
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)                  Classification                       Identification No.)
                                                     Code Number)

                            ------------------------

                               TWO RAVINIA DRIVE
                                   SUITE 1750
                             ATLANTA, GEORGIA 30346
                                 (770) 901-5840
              (Address, including zip code, and telephone number,
            including area code, of registrant's executive offices)
                         ------------------------------

                                BRETT M. SAMSKY
                            CHIEF FINANCIAL OFFICER
                            COMPUCREDIT CORPORATION
                               TWO RAVINIA DRIVE
                                   SUITE 1750
                             ATLANTA, GEORGIA 30346
                                 (770) 901-5840
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

        DANIEL T. FALSTAD, ESQ.                    DAVID S. KATZ, ESQ.
         Troutman Sanders LLP              Orrick, Herrington & Sutcliffe LLP
     NationsBank Plaza, Suite 5200                 3050 K Street, N.W.
      600 Peachtree Street, N.E.                 Washington, D.C. 20007
      Atlanta, Georgia 30308-2216               Telephone: (202) 339-8497
       Telephone: (404) 885-3514                Facsimile: (202) 339-8500
       Facsimile: (404) 962-6554

                       ----------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                       ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED MARCH 24, 1999


[LOGO]                          8,125,000 SHARES

                            COMPUCREDIT CORPORATION

                                  COMMON STOCK

                               ------------------


    This is CompuCredit's initial public offering of common stock. We expect the public offering price to be between $15.00 and $17.00 per share. The shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "CCRT."


    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

                                                                               Per Share     Total
                                                                              -----------  ---------

Public Offering Price.......................................................   $           $

Underwriting Discount.......................................................   $           $

Proceeds, before expenses, to CompuCredit...................................   $           $


    This is a firm commitment underwriting, which means that the underwriters must purchase all of the securities, if any are purchased. The underwriters may also purchase up to an additional 1,218,750 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. At CompuCredit's request, the underwriters have reserved up to 600,000 shares of common stock to be offered, at the initial public offering price, to directors, officers, employees and business associates of CompuCredit and their friends and relatives.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------

PAINEWEBBER INCORPORATED

             BEAR, STEARNS & CO. INC.

                           NATIONSBANC MONTGOMERY SECURITIES LLC

                            ------------------------

                The date of this prospectus is           , 1999

                   [DESCRIPTION OF OMITTED GRAPHICAL MATERIAL

    On the left side of the page, the CompuCredit logo, the text "transforming information into value" and photographs of each of CompuCredit's Gold, Silver, Platinum and Diamond Aspire Visa cards are superimposed on photographs of CD-ROM discs. On the right side of the page, from the top of the page to the bottom, there is a photograph of a man working at a computer terminal, a photograph of computer hardware and a photograph of a woman looking at a credit card she has pulled out of her purse.]

                               PROSPECTUS SUMMARY

    You should read the entire prospectus, including the financial data and related notes, before making an investment decision. In this prospectus, the term "CompuCredit" refers to CompuCredit Corporation and its subsidiaries and its predecessor, CompuCredit L.P. Unless otherwise indicated, all of the information in this prospectus except for the consolidated financial statements and related notes:

    - assumes the underwriters have not exercised their over-allotment option;

    - does not include 1,200,000 shares of common stock CompuCredit may issue pursuant to its 1998 Stock Option Plan;

    - assumes CompuCredit has already effected a 15.2-for-1 stock split which will occur at the same time as the closing of this offering; and

    - assumes CompuCredit has already exchanged all of its outstanding preferred stock, including accrued dividends, for 1,428,767 shares of common stock which will occur at the same time as the closing of this offering. This number of shares is based on dividends accrued through March 31, 1999 and an assumed offering price of $16.00 per share.

                                  THE COMPANY


    CompuCredit is a credit card company that uses analytical techniques that it has developed and information from credit bureaus to identify consumers who management believes are under-served by more traditional providers of consumer credit. CompuCredit issues its Aspire-Registered Trademark-
Visa-Registered Trademark- credit cards to these consumers on an unsecured basis. There are currently four types of Aspire Visa branded cards: Classic, Gold, Platinum and Aspire Diamond-TM-. CompuCredit also markets life insurance, card registration, telecommunication products, memberships in buying clubs, travel services and debt waiver programs to its credit card clients.


    CompuCredit believes that consumers in the under-served market are not being solicited with offers of credit cards as often as other consumers. Consumers in this market typically rely more heavily on finance companies and retail store credit cards to meet their consumer credit needs and are less likely than others to have general-purpose credit cards. Some of these consumers have had delinquencies, a default or a bankruptcy in their credit histories, but have, in CompuCredit's view, demonstrated recovery. Other consumers in this target market are establishing or expanding their credit. Based on research it has conducted with a national credit bureau, CompuCredit estimates that there are approximately 82 million consumers in the United States that are under-served by consumer credit providers, and that, at any given time, approximately 20 to 25 million of these 82 million under-served consumers present levels of credit risk acceptable for CompuCredit's credit card.

    CompuCredit has developed computer models which evaluate the credit and bankruptcy risks of consumers using credit bureau data and repayment history on consumer loans. CompuCredit believes that its models allow it to evaluate credit risk more effectively than most traditional providers of consumer credit. These models are designed to identify specific groups of consumers with similar risks and to offer credit lines and pricing tailored to each group. CompuCredit's database accumulates information about its clients throughout the client relationship, including information regarding transactions and the type of usage that occurs on its Aspire Visa cards. The combination of CompuCredit's proprietary databases, custom computer models, risk-based pricing strategies, account management strategies and collections processes is designed to enable CompuCredit to provide credit to an under-served market, to assess the risks its clients present and to offer and price its products accordingly.

    CompuCredit was formed in August 1996 and has grown significantly since it began soliciting clients in February 1997. For the year ended December 31, 1998, CompuCredit had net income of

$25.4 million as compared to a net loss of $725,000 for the year ended December 31, 1997. As of December 31, 1998, CompuCredit had 343,000 accounts with an aggregate managed portfolio of $504.0 million of credit card receivables. CompuCredit intends to increase the size of its portfolio of credit card receivables by adding new accounts. CompuCredit adds accounts by soliciting new clients or by purchasing portfolios of credit card receivables. CompuCredit may purchase portfolios of existing receivables as an account acquisition strategy if it believes a majority of the cardholders meet CompuCredit's credit criteria. CompuCredit may use either or both of these methods of account growth to varying degrees, depending on its assessment of the relative cost of each method.



    CompuCredit has relied on the securitization of its credit card receivables to fund its operations and increase the size of its business. A securitization transaction involves grouping and packaging assets, such as credit card receivables, into securities that are then sold to investors. The terms of each sale and the price paid by the investors are based on agreements between CompuCredit and the investors. CompuCredit receives cash at the time of each sale and may also receive additional cash as the receivables are subsequently repaid by the cardholders. The amount and timing of the additional cash received is based on the financial performance of the receivables that have been securitized. The securitization agreements include terms and conditions similar to bank loan agreements including representations and warranties from CompuCredit and financial performance covenants relating to the receivables that have been securitized. Securitization of credit card receivables is common in the credit card industry. CompuCredit has used securitizations because they have offered a cost of funding lower than other debt or equity financing sources.



    CompuCredit issues its Aspire credit card under an agreement with Columbus Bank and Trust Company, a state-chartered banking subsidiary of Synovus Financial Corporation. Under this agreement, Columbus Bank and Trust owns the credit card accounts. However, CompuCredit has filed an application for a state bank charter. If CompuCredit establishes or acquires a bank, the agreement with Columbus Bank and Trust provides that these accounts will be transferred to the new bank. CompuCredit outsources to Columbus Bank and Trust and its affiliate, Total Systems Services, Inc., account processing and servicing functions such as card embossing/mailing, fraud detection, cycle billing, payment processing and transaction processing.


    CompuCredit's executive offices are located at Two Ravinia Drive, Suite 1750, Atlanta, Georgia, 30346, and its telephone number is (770) 901-5840.

                                  THE OFFERING


Common stock offered by CompuCredit..........  8,125,000 shares, or 9,343,750 shares if the underwriters exercise their over-allotment
                                               option.

Common stock to be outstanding after the
  offering...................................  41,938,628 shares, or 43,157,378 shares if the underwriters exercise their
                                               over-allotment option.

Use of Proceeds..............................  To finance CompuCredit's growth through the origination and purchase of credit card
                                               receivables, to capitalize CompuCredit's
                                               proposed bank subsidiary, if the bank charter
                                               is approved, and for marketing costs, working
                                               capital and other general corporate purposes.

Risk Factors.................................  See "Risk Factors" for a discussion of factors to consider carefully before deciding
                                               to invest in shares of the common stock.

Nasdaq National Market Symbol................  "CCRT"

                SUMMARY FINANCIAL INFORMATION AND OPERATING DATA


    You should read the following summary financial and other data in conjunction with CompuCredit's consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. CompuCredit has derived the following summary financial data, except for the selected credit card data, for the years ended December 31, 1998 and 1997 and the period from its inception on August 14, 1996 to December 31, 1996 from its audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. In August 1997, CompuCredit began securitizing its credit card receivables. The following general discussion of securitizations is presented to assist in understanding CompuCredit's financial information and operating data.



    OVERVIEW OF SECURITIZATIONS. CompuCredit's securitization transactions involve the sale of its credit card receivables to a separate entity. The entity is either a corporation or a trust that has been created by CompuCredit exclusively to purchase receivables. The entity purchases the receivables from CompuCredit using cash generated from selling interests in the receivables to investors.



    CompuCredit has entered into agreements with investors which specify the conditions and price of each sale of receivables and include terms and conditions that are similar to those included in bank loan agreements. The agreements define CompuCredit's duties to service the securitized receivables and require CompuCredit to remit collections on the receivables to the investors in the securitizations. The agreements also include representations and warranties regarding the receivables and financial performance measures that must be met in order for CompuCredit to continue to securitize receivables.



    The investors in the securitizations require CompuCredit to provide credit support for the receivables to reduce the risk of loss to the investors resulting from cardholders not repaying their credit card balances when due. The amount of the credit support is negotiated by CompuCredit with each investor and is based on historical delinquency and loss experience on the receivables. The credit support is usually in the form of overcollateralization, which means that CompuCredit sells the receivables for less than, or at a discount from, their outstanding balances. As a result, the receivables available to repay the investors exceed the total amount of the investors' interests in the receivables. This excess is the retained interest owned by CompuCredit. The investors in the securitized receivables have no recourse against CompuCredit for its cardholders' failure to pay their credit card loans; however, most of CompuCredit's retained interests are subordinated to the investors' interests until the investors have been fully repaid. This means that CompuCredit's retained interests will absorb any losses due to cardholders' failure to repay their balances before investors in the securitizations have to absorb these losses.



    CompuCredit will receive additional cash from the securitized receivables if collections from the receivables exceed required interest and principal payments to the investors. The collections from the receivables depend on the performance of the receivables, which includes the timing and amounts of payments on the receivables, the interest rates, fees and other charges paid on the receivables, and their delinquency and loss rates.



    IMPORTANT INFORMATION ABOUT SUMMARY FINANCIAL AND OPERATING DATA. The balance sheet data presented below does not include securitized receivables because CompuCredit removes these securitized receivables from its balance sheet and records a gain on each sale. The gain represents the estimated net present value of the cash flows CompuCredit expects to receive in the future. CompuCredit's balance sheet includes the retained interests and the estimated net present value of the expected cash flows. These amounts are classified on the balance sheet as "Retained Interests in Credit Card Receivables." The securitization transactions do not affect the relationship that CompuCredit has with its clients, and CompuCredit continues to service the credit card receivables. CompuCredit analyzes its financial performance on a "managed loan" portfolio basis, as if the securitized receivables were still on its balance sheet because the performance of those receivables will affect the future cash flows CompuCredit actually receives on the receivables. The information in the following table under "Selected Credit Card Data" is presented on this managed loan basis.

    During 1998, CompuCredit purchased two portfolios of credit card receivables at substantial discounts from the face amount of the credit card receivables outstanding. The discounts totaled $284.5 million at the time of purchase. A portion of the discount relates to receivables identified by CompuCredit as being at or near charge-off at the time of purchase. There were approximately 52,000 of these accounts, representing 25.9% of the accounts purchased, with $137.2 million of outstanding receivables at the time of purchase. CompuCredit has excluded these receivables from all managed loan data presented in this prospectus. CompuCredit has divided the remaining portion of the $284.5 million discount into two components. The first component of approximately $87.5 million relates to the credit quality of the remaining receivables in the portfolios and reflects the difference between the purchased face amount of the receivables and the future cash collections that CompuCredit's management expects to receive from the receivables. For purposes of reporting pro forma charge-off ratios on managed loans, CompuCredit has used this discount related to credit quality to offset a portion of actual net charge-offs. The second component of the remaining discount, which was approximately $59.8 million, is unrelated to the credit quality of the receivables, and this component is being added into interest income for purposes of managed loan reporting.


    The net interest margins presented below under "Selected Credit Card Data" include CompuCredit's net interest and late fee income on a managed loan basis less actual cost of funds. These net interest margins also take into account all costs associated with CompuCredit's securitizations, including the interest paid to the investors and the amortization of the portion of the discount on CompuCredit's purchased portfolio that is in excess of discounts related to credit quality. The net charge-off ratios presented below reflect actual principal amounts charged off, less recoveries, as a percentage of average managed loans on an annualized basis. The delinquency ratios presented below represent credit card receivables that were at least 60 days past due at the end of the period.


    CompuCredit has computed the pro forma per share information presented below by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. CompuCredit has calculated the weighted average number of shares for these purposes by giving effect to CompuCredit's anticipated stock split and preferred stock exchange as if they occurred as of the beginning of the periods presented.

                                                                               PERIOD FROM
                                                                             AUGUST 14, 1996       YEAR ENDED
                                                                                   TO             DECEMBER 31,
                                                                              DECEMBER 31,    ---------------------
                                                                                  1996          1997        1998
                                                                             ---------------  ---------  ----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Interest income..........................................................     $      --     $   2,658  $      256
  Interest expense.........................................................            --           361         536
                                                                                    -----     ---------  ----------
    Net interest income (expense)..........................................            --         2,297        (280)
  Provision for loan losses................................................            --         1,422          --
  Securitization income....................................................            --           628      16,389
  Income from retained interests in credit card receivables securitized....            --            --      22,690
  Other operating income...................................................            --         1,383      19,237
  Other operating expense..................................................           148         3,611      17,127
                                                                                    -----     ---------  ----------
    Income (loss) before income taxes......................................          (148)         (725)     40,909
  Income taxes.............................................................            --            --     (15,479)
                                                                                    -----     ---------  ----------
  Net income (loss)........................................................     $    (148)    $    (725) $   25,430
                                                                                    -----     ---------  ----------
                                                                                    -----     ---------  ----------
  Net income (loss) attributable to common shareholders....................                   $  (1,341) $   23,630
                                                                                              ---------  ----------
                                                                                              ---------  ----------

PRO FORMA STATEMENT OF OPERATIONS DATA:
  Pro forma net income (loss) per share (unaudited)........................                   $    (.02) $      .77
                                                                                              ---------  ----------
                                                                                              ---------  ----------

                                                                                            AT DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Retained interests in credit card receivables securitized.......................  $      --  $  15,037  $  65,184
  Total assets....................................................................        253     20,215     87,583
  Shareholders' equity............................................................        152     19,127     54,510


                                                                              PERIOD FROM        AT OR FOR THE
                                                                            AUGUST 14, 1996   YEAR ENDED DECEMBER
                                                                                  TO                  31,
                                                                             DECEMBER 31,    ---------------------
                                                                                 1996          1997        1998
                                                                            ---------------  ---------  ----------
                                                                              (IN THOUSANDS, EXCEPT PERCENTAGES)
SELECTED CREDIT CARD DATA:
  Average managed loans...................................................     $      --     $  11,151  $  306,706
  Period-end managed loans................................................            --        27,899     503,985
  Period-end total accounts...............................................            --            45         343
  Net interest margin.....................................................            --%         19.4%       19.9%
  Net charge-off ratio....................................................            --           3.6        13.2
  Pro forma charge-off ratio..............................................            --           3.6         3.4
  Delinquency ratio.......................................................            --           5.3         8.6

                                  RISK FACTORS


    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS OCCUR, COMPUCREDIT'S BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF COMPUCREDIT'S COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO COMPUCREDIT OR THAT COMPUCREDIT CURRENTLY CONSIDERS IMMATERIAL MAY ALSO IMPAIR COMPUCREDIT'S BUSINESS OPERATIONS OR FINANCIAL CONDITION OR MAY CONTRIBUTE TO A DECREASE IN THE PRICE OF COMPUCREDIT'S COMMON STOCK.


COMPUCREDIT'S BUSINESS IS DIFFICULT TO EVALUATE BECAUSE OF ITS LIMITED OPERATING
  HISTORY.

    THERE IS A LACK OF HISTORICAL INFORMATION AVAILABLE FOR COMPUCREDIT'S INVESTORS. Because CompuCredit was formed in August 1996, investors have limited information on which to evaluate CompuCredit's future operating results and business prospects.

    COMPUCREDIT HAS LIMITED EXPERIENCE WITH ITS RECEIVABLES. CompuCredit has limited underwriting, servicing, delinquency and default experience with its credit card receivables, which may limit the usefulness or reliability of its historical information.


COMPUCREDIT'S PORTFOLIO PURCHASES MAY CAUSE FLUCTUATIONS IN REPORTED MANAGED
  LOAN DATA, WHICH MAY REDUCE THE USEFULNESS OF HISTORICAL MANAGED LOAN DATA IN EVALUATING COMPUCREDIT'S BUSINESS.


    CompuCredit's reported managed loan data may fluctuate substantially from quarter to quarter as a result of recent and future portfolio acquisitions. Portfolio acquisitions currently account for a significant portion of CompuCredit's credit card receivables and may account for a significant portion of CompuCredit's credit card receivables in the future. As of December 31, 1998, purchased receivables represented 72.7% of CompuCredit's total portfolio.

    Credit card receivables included in purchased portfolios may have been originated using credit criteria different from CompuCredit's criteria. As a result, some of these receivables have a different credit quality than receivables originated by CompuCredit. Receivables included in any particular purchased portfolio may have significantly different delinquency rates and charge-off rates than the receivables previously originated and purchased by CompuCredit. These receivables also may initially earn different interest rates and fees than other similar receivables in CompuCredit's receivables portfolio. To the extent these factors occur, CompuCredit's reported managed loan data may fluctuate substantially in future periods.


COMPUCREDIT MAY BE REQUIRED TO PAY TO INVESTORS IN ITS SECURITIZATIONS AN AMOUNT
  EQUAL TO THE AMOUNT OF SECURITIZED RECEIVABLES IF REPRESENTATIONS AND WARRANTIES MADE BY SELLERS OF THE RECEIVABLES TO COMPUCREDIT ARE INACCURATE.



    The representations and warranties made to CompuCredit by sellers of receivables purchased by CompuCredit may be inaccurate. CompuCredit relies on these representations and warranties when it makes its own representations and warranties to investors in the securitizations of these receivables. If CompuCredit relies on an inaccurate representation or warranty made by a seller, CompuCredit may be required to pay to the investors an amount equal to the amount of the securitized receivables. Although CompuCredit has rights to indemnification by the sellers of the receivables for any of these payments it must make to investors in its securitizations and may obtain similar indemnification rights from sellers of portfolios purchased in the future, CompuCredit may not be able to enforce its indemnification rights. Additionally, these indemnification rights, if enforceable, may not be sufficient in each case to reimburse CompuCredit fully for any of these payments.

COMPUCREDIT MAY BE UNABLE TO MEET ITS FUTURE CAPITAL AND LIQUIDITY NEEDS OR MAY
  BE FORCED TO RELY ON MORE EXPENSIVE FUNDING SOURCES TO SUSTAIN ITS GROWTH.


    CompuCredit will require additional capital in the future, and it may not be able to sell debt or equity securities, securitize its receivables or borrow additional funds on a timely basis or on terms that are acceptable to CompuCredit. CompuCredit's cash requirements exceed cash generated from operations. CompuCredit has financed substantially all of its originated and purchased receivables through securitizations. If additional or future securitization transactions are not available on terms acceptable to CompuCredit, CompuCredit may have to rely on other potentially more expensive funding sources, may not be able to grow or may have to reduce its managed loans outstanding. Some of the factors which could make securitizations a less attractive funding option include changes in the current favorable legal, regulatory, accounting and tax environments for securitization transactions or material disruptions in the financial markets.


BECAUSE A SIGNIFICANT PORTION OF COMPUCREDIT'S REPORTED INCOME IS BASED ON
  MANAGEMENT'S ESTIMATES OF THE PERFORMANCE OF SECURITIZED RECEIVABLES, DIFFERENCES BETWEEN ACTUAL AND EXPECTED PERFORMANCE OF THE RECEIVABLES MAY CAUSE FLUCTUATIONS IN NET INCOME.



    Securitization income from the sale of receivables in CompuCredit's securitization transactions and income from retained interests in credit card receivables securitized have constituted, and are likely to continue to constitute, a significant portion of CompuCredit's income. Portions of this income are based primarily on management's estimates of cash flows it expects to receive from the securitized receivables. Differences between actual and expected performance of the receivables may cause fluctuations in CompuCredit's net income. The expected cash flows are based on management's estimates of interest rates, default rates, payment rates, new purchases, costs of funds paid to investors in the securitizations, servicing costs and required amortization payments. These estimates are based on a variety of factors, many of which are not within the control of CompuCredit. As a result, these estimates will differ from actual performance.



THE TIMING AND SIZE OF SECURITIZATIONS MAY CAUSE FLUCTUATIONS IN QUARTERLY
  INCOME.



    Substantial fluctuations in the timing or the volume of receivables securitized will cause fluctuations in CompuCredit's quarterly income. Factors that affect the timing or volume of securitizations include the growth in CompuCredit's receivables, market conditions and the approval by all parties of the terms of the securitization.



INCREASES IN EXPECTED LOSSES AND DELINQUENCIES MAY CAUSE COMPUCREDIT TO INCUR
  LOSSES ON ITS SECURITIZED RECEIVABLES AND PREVENT COMPUCREDIT FROM CONTINUING TO SECURITIZE RECEIVABLES IN THE FUTURE ON SIMILAR TERMS.



    If the actual amounts of delinquencies and losses that occur in CompuCredit's securitized receivables are greater than CompuCredit's expectations, the value of CompuCredit's retained interest in the securitization transactions may be impaired. In addition, CompuCredit may be required to repay investors in the securitizations earlier than expected, reducing funds available to CompuCredit for future growth. Higher than expected delinquencies and losses could also impact CompuCredit's ability to complete other securitization transactions on acceptable terms, thereby decreasing CompuCredit's liquidity and forcing it to rely on other funding sources to the extent available.



UNLESS COMPUCREDIT OBTAINS A BANK CHARTER, COMPUCREDIT CANNOT ISSUE CREDIT CARDS
  OTHER THAN THROUGH AN AGREEMENT WITH A BANK.


    Because CompuCredit does not have a bank charter, it currently cannot issue credit cards other than through an agreement with a bank. CompuCredit issues its Aspire credit card under an agreement with Columbus Bank and Trust. CompuCredit filed an application for a state bank charter on October 26, 1998. Unless CompuCredit obtains a bank charter, it will continue to rely upon Columbus Bank and Trust to issue credit cards to CompuCredit's clients. If CompuCredit's agreement with Columbus Bank and Trust were terminated or otherwise disrupted, there is also a risk that CompuCredit would not be able to enter into an agreement with an alternate provider on terms that CompuCredit considers favorable or in a timely manner without disruption of CompuCredit's business.



BECAUSE COMPUCREDIT OUTSOURCES ITS ACCOUNT PROCESSING FUNCTIONS, ANY DISRUPTION
  OR TERMINATION OF THAT OUTSOURCING RELATIONSHIP COULD HARM COMPUCREDIT'S BUSINESS.



    CompuCredit outsources account processing functions for the Aspire accounts pursuant to an agreement with Columbus Bank and Trust and its affiliate, Total Systems. If this agreement were terminated or otherwise disrupted, there is a risk that CompuCredit would not be able to enter into a similar agreement with an alternate provider on terms that CompuCredit considers favorable or in a timely manner without disruption of CompuCredit's business. For additional information on services provided to CompuCredit by third parties, see "Business--Account and Portfolio Management."



COMPUCREDIT MAY BE UNABLE TO SUSTAIN AND MANAGE ITS GROWTH.


    If CompuCredit cannot sustain or manage its growth, it may experience fluctuations in net income or sustain net losses. CompuCredit has rapidly and significantly expanded its operations and its credit card receivables portfolio. CompuCredit plans to continue to increase its credit card receivables portfolio. CompuCredit may not be able to manage the following factors that affect its growth:

    - growth in both existing and new account balances;

    - the degree to which CompuCredit loses accounts and account balances to competing credit card issuers;

    - levels of delinquencies and credit losses;

    - the availability of funding, including securitizations, on favorable terms;

    - CompuCredit's ability to attract new clients through originations or portfolio purchases;

    - management of costs of soliciting new clients;

    - the level of response to CompuCredit's solicitations;

    - CompuCredit's ability to employ and train new personnel;

    - CompuCredit's ability to maintain adequate management systems, collection procedures, internal controls and automated systems; and

    - general economic and other factors beyond the control of CompuCredit.


COMPUCREDIT MAY NOT SUCCESSFULLY EVALUATE THE CREDITWORTHINESS OF ITS CLIENTS
  AND MAY NOT PRICE ITS CREDIT PRODUCTS SO AS TO REMAIN PROFITABLE.



    CompuCredit may not successfully evaluate the creditworthiness of its clients and may not price its credit products so as to remain profitable. CompuCredit's target market generally has a higher risk of nonpayment, higher frequencies of delinquencies and higher credit losses than consumers who are served by more traditional providers of consumer credit. Some of the consumers included in CompuCredit's target market are consumers who are dependent upon finance companies, consumers with only retail store credit cards and/or lacking general purpose credit cards, consumers who may have had a delinquency, a default or, in some instances, a bankruptcy in their credit histories, but have, in

CompuCredit's view, demonstrated recovery, and consumers who are establishing or expanding their credit.


LACK OF SEASONING OF COMPUCREDIT'S CREDIT CARD PORTFOLIO MAY RESULT IN INCREASED
  DELINQUENCIES AND DEFAULTS.

    A portfolio of older accounts generally behaves more predictably than a newly originated portfolio. As of December 31, 1998, all of CompuCredit's originated receivables, representing 27.3% of its total portfolio, were less than two years old. Until these originated accounts become more seasoned, it is likely that delinquencies and credit losses will fluctuate as the average age of CompuCredit's originated accounts increases.

SEASONAL CONSUMER SPENDING MAY RESULT IN FLUCTUATIONS IN COMPUCREDIT'S NET
  INCOME.

    CompuCredit's quarterly income may substantially fluctuate as a result of seasonal consumer spending. In particular, CompuCredit's clients may charge more and carry higher balances during the year-end holiday season and before the beginning of the school year, resulting in corresponding increases in managed loans and receivables securitized during those periods.

DEPARTURE OF KEY PERSONNEL COULD HARM COMPUCREDIT'S OPERATIONS.

    CompuCredit depends upon the skills and experience of its executive officers. CompuCredit has entered into employment agreements with its executive officers, which contain confidentiality and non-compete provisions, but cannot be assured that these persons will not leave CompuCredit to pursue other opportunities. The loss of the services of David G. Hanna, its President, Richard W. Gilbert, its Chief Operating Officer, Brett M. Samsky, its Chief Financial Officer or Richard R. House, Jr., its Chief Credit Officer could harm CompuCredit's operations. CompuCredit does not maintain key-man life insurance on any executive officer.


INCREASES IN INTEREST RATES MAY INCREASE COMPUCREDIT'S COST OF FUNDS AND MAY
  REDUCE THE PAYMENT PERFORMANCE OF COMPUCREDIT'S CLIENTS.


    Increases in interest rates may increase CompuCredit's cost of funds, which could significantly affect CompuCredit's results of operations and financial condition. CompuCredit's credit card accounts have variable interest rates. Significant increases in these variable interest rates may reduce the payment performance of CompuCredit's clients.


UNPREDICTABLE ECONOMIC FACTORS COULD REDUCE CREDIT CARD USAGE AND INCREASE
  CREDIT LOSSES.



    Because CompuCredit's business is directly related to consumer spending, any sustained period of economic slowdown or recession could harm CompuCredit's results of operations or financial condition. During periods of economic slowdown or recession, CompuCredit may experience a decreased demand for its products and services and an increase in rates of delinquencies and the frequency and severity of credit losses. CompuCredit's actual rates of delinquencies and frequency and severity of credit losses may be higher in the future under adverse economic conditions than those experienced in the consumer finance industry generally because of CompuCredit's focus on the under-served market.



CONSUMER PROTECTION LAWS MAY MAKE COLLECTION OF CREDIT CARD ACCOUNT BALANCES
  MORE DIFFICULT OR MAY EXPOSE COMPUCREDIT TO THE RISK OF LITIGATION.


    Any failure by CompuCredit or Columbus Bank and Trust, as the issuer of the Aspire credit card or the servicer of the Aspire credit card accounts, to comply with legal requirements could significantly impair the ability of CompuCredit or Columbus Bank and Trust to collect the full amount of the credit card account balances and may expose CompuCredit or Columbus Bank and Trust to the risk of litigation under state and federal consumer protection statutes, rules and regulations. The operations of CompuCredit and of Columbus Bank and Trust are regulated by federal, state and local government authorities and are subject to various laws, rules and regulations, as well as judicial and administrative decisions imposing requirements and restrictions on CompuCredit's business. For more information regarding consumer and debtor protection laws applicable to CompuCredit, see "Business--Consumer and Debtor Protection Laws and Regulations."



CHANGES IN LAW MAY INCREASE COMPUCREDIT'S CREDIT LOSSES AND ADMINISTRATIVE
  EXPENSES, RESTRICT THE AMOUNT OF INTEREST AND OTHER CHARGES IMPOSED ON THE CREDIT CARD ACCOUNTS OR LIMIT COMPUCREDIT'S ABILITY TO MAKE CHANGES TO EXISTING ACCOUNTS.



    Numerous legislative and regulatory proposals are advanced each year which, if adopted, could harm CompuCredit's profitability or limit the manner in which CompuCredit conducts its activities. Changes in federal and state bankruptcy and debtor relief laws may increase CompuCredit's credit losses and administrative expenses. More restrictive laws, rules and regulations may be adopted in the future which could make compliance more difficult or expensive, further restrict the amount of interest and other charges imposed on credit card accounts originated or marketed by CompuCredit, limit CompuCredit's ability to make changes to the terms on existing accounts or otherwise significantly harm CompuCredit's business.



IF COMPUCREDIT ORGANIZES A BANK, CHANGES IN APPLICABLE STATE AND FEDERAL LAWS
  COULD ADVERSELY AFFECT ITS BUSINESS.



    If CompuCredit completes the process of organizing a state-chartered "credit card bank" under the laws of the State of Georgia, that banking subsidiary will be subject to the various state and federal regulations generally applicable to those institutions, including restrictions on the ability of the banking subsidiary to pay dividends to CompuCredit. CompuCredit is unable to predict the effect of any future changes of applicable state and federal laws or regulations, but such changes could adversely affect the bank's business and operations.



INTENSE COMPETITION FOR CREDIT CARD CUSTOMERS MAY CAUSE COMPUCREDIT TO LOSE
  ACCOUNTS OR ACCOUNT BALANCES TO COMPETITORS.


    CompuCredit may lose entire accounts, or may lose account balances, to competing card issuers who offer lower interest rates and fees or other more attractive terms or features. CompuCredit believes that clients choose credit card issuers largely on the basis of interest rates, fees, credit limits and other product features. For this reason, client loyalty is often limited. CompuCredit's future growth depends largely upon the success of its marketing programs and strategies. CompuCredit's competitors may already use or may begin using many of the programs and strategies that CompuCredit has used to attract new accounts. In addition, many of CompuCredit's competitors are substantially larger than CompuCredit and have greater financial resources. In particular, CompuCredit's credit card business competes with national, regional and local bank card issuers, and with other general purpose credit card issuers, including American Express-Registered Trademark-, Discover-Registered Trademark- and issuers of Visa-Registered Trademark- and MasterCard-Registered Trademark-credit cards.

ADVERSE PUBLICITY MAY IMPAIR ACCEPTANCE OF COMPUCREDIT'S PRODUCTS.

    Critics of the credit card industry have in the past focused on marketing practices that they claim encourage consumers to borrow more money than they should, as well as on pricing practices that they claim are either confusing or result in prices that are too high. Increased criticism of the industry or criticism of CompuCredit in the future could hurt client acceptance of CompuCredit's products or lead to changes in the law or regulatory environment, either of which would significantly harm CompuCredit's business.

BECAUSE THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR COMPUCREDIT'S COMMON STOCK,
  INVESTORS MAY NOT BE ABLE TO RESELL THE COMMON STOCK AT PRICES EQUAL TO OR GREATER THAN THE OFFERING PRICE.


    There has been no public market for CompuCredit's common stock prior to the offering, and there is a risk that an active trading market will not develop. Purchasers of the common stock may not be able to resell their common stock at prices equal to or greater than the offering price. The offering price was determined through negotiations between CompuCredit and the representatives of the underwriters and may not reflect the market price of the common stock after the offering. For a discussion of factors considered in determining the offering price, see "Underwriting."


FUTURE SALES OF SHARES COULD DEPRESS COMPUCREDIT'S STOCK PRICE.


    The market price of CompuCredit's common stock could fall dramatically if CompuCredit's shareholders sell large amounts of common stock in the public market following this offering. These sales, or the possibility that these sales may occur, could make it more difficult for CompuCredit to sell equity or equity-related securities in the future.


    After this offering, CompuCredit will have outstanding 41,938,628 shares of common stock, or 43,157,378 shares if the underwriters' over-allotment option is exercised in full. All of the 8,125,000 shares sold in this offering, or 9,343,750 shares if the underwriters' over-allotment option is exercised in full, will be immediately eligible for sale in the public market without limitation except for any of these shares that are held by "affiliates" of CompuCredit, as defined in Rule 144 under the Securities Act of 1933. Shares held by affiliates of CompuCredit will be subject to the volume and other selling limitations of Rule 144.



    The remaining 33,813,628 shares that will be outstanding after the offering are held by existing shareholders of CompuCredit who have entered into lock-up agreements with the underwriters. These lock-up agreements prohibit these shareholders from selling any of their shares for a period of 365 days after the date of this prospectus without the consent of PaineWebber Incorporated, acting on behalf of the underwriters. The underwriters may release some or all of these shares from the lock-up agreements at any time. If they are released, these shares will remain subject to restrictions on their public sale imposed by Rule 144, including limitations on the number of these shares that may be sold by any current shareholder within any three-month period. CompuCredit's executive officers and directors, who are "affiliates" of CompuCredit within the meaning of Rule 144, currently own an aggregate of 31,828,766 of these shares. Any of those shares that are released from the lock-up agreements will continue to be subject to the sales volume limitations of Rule 144 until August 29, 1999, as a result of their status as "restricted securities" within the meaning of Rule
144. After that date, the persons holding these shares will continue to be subject to the sales volume limitations of Rule 144 until the date that is three months after the person has ceased to be an affiliate of CompuCredit, at which time these shareholders will cease to be subject to the sales volume limitations of Rule 144 when selling their shares. All of the remaining 1,984,862 shares not currently held by affiliates of CompuCredit also are restricted securities under Rule 144. As a result of this status, if these shares are released from the lock-up agreements, a total of 940,196 of the shares will be eligible for public sale immediately but will remain subject to the sales volume limitations of Rule 144 until August 29, 1999. The remaining 1,044,666 shares of these shares will first become eligible for public sale under Rule 144 on August 21, 1999 and will be subject to the sales volume limitations of Rule 144 until August 21, 2000.

COMPUCREDIT'S OFFICERS AND DIRECTORS WILL HAVE THE ABILITY TO CONTROL
  SHAREHOLDER VOTES, WHICH COULD DETER TRANSACTIONS REQUIRING SHAREHOLDER APPROVAL, SUCH AS A CHANGE IN CONTROL TRANSACTION, THAT MAY BE FAVORED BY THE OTHER SHAREHOLDERS.


    David G. Hanna, Frank J. Hanna, III and CompuCredit's executive officers and directors, in the aggregate, will be able to significantly influence all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Upon closing of the offering, CompuCredit's executive officers and directors, in the aggregate, will beneficially own 75.9% of CompuCredit's outstanding common stock. David G. Hanna and Frank J. Hanna, III, who are brothers, will beneficially own, in the aggregate, 63.7% of the outstanding common stock. This concentration of voting power could have the effect of delaying or preventing a change in control of CompuCredit, including a change in control that is favored by the other shareholders, and may depress the market price of CompuCredit's common stock. For information regarding the beneficial ownership of each of CompuCredit's directors and executive officers, see "Principal Shareholders."

FUTURE ISSUANCES OF PREFERRED STOCK MAY DETER A CHANGE OF CONTROL OF
  COMPUCREDIT.

    The issuance of preferred stock could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of CompuCredit, including a transaction that may be favored by CompuCredit's shareholders. CompuCredit will have no shares of preferred stock outstanding as of the closing of the offering and has no current plans to issue preferred stock. However, CompuCredit's Articles of Incorporation will authorize CompuCredit to issue shares of preferred stock in the future without shareholder approval and with the terms, conditions, rights, privileges and preferences, including voting rights, as the Board of Directors of CompuCredit may determine.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT COMPUCREDIT'S BUSINESS.

    CompuCredit's software systems and the software systems of its outside vendors may be hampered by deficiencies relating generally to formatting and date calculations stemming from the year 2000, commonly known as the year 2000 problem. Any failure of CompuCredit's software systems or the software systems of its outside vendors may significantly impair CompuCredit's business. Although management does not currently anticipate significant implementation problems, the existence, nature and scope of the year 2000 problem and other implementation problems cannot be accurately predicted at this time. To the extent that the year 2000 problem associated with CompuCredit's software systems and the systems of its vendors is more extensive than management currently anticipates, correction of the year 2000 problem could significantly harm CompuCredit's results of operations or financial condition.

    CompuCredit believes that its most significant year 2000 risks arise out of the possibility that the systems of its principal outside service provider, Total Systems, may not be year 2000 compliant. This vendor has an extensive, detailed plan to test for and correct any year 2000 problems. In addition, CompuCredit's year 2000 project team is participating in testing being performed by Total Systems to ensure that Total Systems is year 2000 compliant. However, any failure by Total Systems to fully remediate any year 2000 problems could harm CompuCredit's business. For more detailed information on CompuCredit's year 2000 plan, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

                           FORWARD-LOOKING STATEMENTS



    This prospectus includes statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in the prospectus that are forward-looking statements. These forward-looking statements include statements about CompuCredit's plans, expectations, and beliefs and other statements included in the prospectus that are not statements of historical fact. When used in the prospectus, words like "anticipates," "expects," "believes," "estimates," "seeks," "plans," "intends" and similar expressions are intended to identify forward-looking statements. CompuCredit's actual experience may differ significantly from the plans, expectations and beliefs reflected in the forward-looking statements included in this prospectus as a result of one or more of the risks, uncertainties and other factors discussed in the "Risk Factors" section and elsewhere in this prospectus. Moreover, with the passage of time, CompuCredit's plans, expectations and beliefs will change. However, CompuCredit undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.


                                  THE COMPANY

    CompuCredit is a credit card company that markets products and services to its clients for which it earns fees. CompuCredit originates and purchases credit card receivables. CompuCredit targets consumers who management believes are under-served by more traditional providers of consumer credit. CompuCredit's current credit product is the Aspire Visa credit card, which CompuCredit offers to its clients on an unsecured basis. CompuCredit markets life insurance, card registration, telecommunication products, memberships in preferred buying clubs, travel services and debt waiver programs.

    CompuCredit was formed as CompuCredit, L.P. in August 1996 and was merged into CompuCredit Corporation in August 1997. CompuCredit began soliciting clients in February 1997. As of December 31, 1998, CompuCredit had 95 employees. All of its employees are based in Atlanta, Georgia.

                                USE OF PROCEEDS


    Based on an offering price of $16.00 per share, the net proceeds to CompuCredit from the sale of the shares of common stock offered by this prospectus are estimated to be $119.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by CompuCredit. If the underwriters' over-allotment option is exercised in full, the net proceeds from the offering are estimated to be $138.0 million. CompuCredit expects to use the net proceeds from the offering to finance the growth of its business through the origination and purchase of credit card receivables and for marketing costs, working capital and other general corporate purposes. If CompuCredit receives the bank charter it has applied for, CompuCredit may use a portion of the proceeds from the offering to fund all or part of the cost of capitalizing the bank. CompuCredit currently intends to capitalize the bank with $20.0 million in capital contributions and $5.0 million in the form of a deposit. CompuCredit has made no commitments that it will be required to fund with the proceeds of the offering.


                                DIVIDEND POLICY

    CompuCredit currently intends to retain all future earnings to expand and operate its business. CompuCredit does not anticipate paying dividends on the common stock in the foreseeable future. CompuCredit's Board of Directors will decide whether to pay dividends based on factors such as future earnings, capital requirements, the general financial condition of CompuCredit and general business conditions.

                                    DILUTION

    The pro forma net tangible book value of CompuCredit at December 31, 1998 was $53.1 million, or $1.57 per share. These values give effect to (i) a 15.2-for-1 stock split to be effected at the same time as the offering and (ii) the exchange of all of the outstanding shares of CompuCredit's preferred stock, including accrued dividends, for 1,428,767 shares of common stock at the same time as the offering. Pro forma net tangible book value per share represents the amount of CompuCredit's total tangible assets less total liabilities, divided by the number of shares outstanding. After giving effect to the net proceeds from the sale of 8,125,000 shares of common stock at an assumed offering price of $16.00 per share, the pro forma, as adjusted, net tangible book value of CompuCredit at December 31, 1998 would have been $183.1 million, or $4.37 per share. This represents an immediate increase in pro forma net tangible book value of $2.80 per share to the existing shareholders and an immediate dilution of $11.63 to new investors purchasing shares in the offering. The following table illustrates this per share dilution before deducting underwriting discounts and commissions and estimated offering expenses payable by
CompuCredit:

Offering price per share............................................  $   16.00
    Pro forma net tangible book value per share as of December 31,
      1998..........................................................       1.57
    Increase in pro forma net tangible book value per share
      attributable to new investors.................................       2.80
Pro forma, as adjusted, net tangible book value per share after the
  offering..........................................................       4.37
Dilution per share to new investors.................................  $   11.63

    The following table summarizes on a pro forma basis as of December 31, 1998, the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased from CompuCredit, the total consideration paid and the average price per share. The consideration paid is prior to deducting underwriting discounts and commissions and estimated offering expenses.

                                                    SHARES OWNED AFTER THE
                                                           OFFERING              TOTAL CONSIDERATION
                                                   -------------------------  -------------------------  AVERAGE PRICE
                                                      NUMBER       PERCENT        AMOUNT       PERCENT     PER SHARE
                                                   ------------  -----------  --------------  ---------  -------------
Existing shareholders............................    33,813,628        80.6%  $   29,953,000       18.7%   $    0.89
New investors....................................     8,125,000        19.4      130,000,000       81.3        16.00
      Total......................................    41,938,628       100.0      159,953,000      100.0         3.81

                                 CAPITALIZATION

    The following table sets forth the total capitalization of CompuCredit (i) on an actual basis at December 31, 1998, (ii) on a pro forma basis giving effect to (a) the 15.2-for-1 stock split and (b) the exchange of all of the outstanding shares of CompuCredit's preferred stock, including accrued dividends, for 1,428,767 shares of common stock, and (iii) on a pro forma basis, as adjusted to reflect the sale of 8,125,000 shares of common stock by CompuCredit at an assumed offering price of $16.00 per share. Capitalization shown below is after deducting underwriting discounts and commissions and estimated offering expenses payable by CompuCredit. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CompuCredit's consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                      AT DECEMBER 31, 1998
                                                                               -----------------------------------
                                                                                                       PRO FORMA,
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------

                                                                                     (DOLLARS IN THOUSANDS)
Borrowings...................................................................  $      --   $      --    $      --

Shareholders' Equity:

  Preferred stock, $100 par value; 500,000 shares authorized, 200,000 shares issued and outstanding; 10,000,000 shares authorized, no shares issued and outstanding, pro forma; no shares issued and outstanding pro forma,
    as adjusted..............................................................     20,000          --           --
  Common stock, no par value; 3,000,000 shares authorized; 2,130,583 shares issued and outstanding; 60,000,000 shares authorized, 33,813,628 shares issued and outstanding, pro forma; 41,938,628 shares issued and
    outstanding pro forma, as adjusted.......................................         --          --           --
  Additional paid-in capital.................................................      9,953      29,953      149,778
  Retained earnings..........................................................     24,557      24,557       24,557
                                                                               ---------  -----------  -----------
  Total shareholders' equity.................................................     54,510      54,510      174,335
                                                                               ---------  -----------  -----------
  Total capitalization.......................................................  $  54,510   $  54,510    $ 174,335
                                                                               ---------  -----------  -----------
                                                                               ---------  -----------  -----------

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth, for the periods indicated, certain selected consolidated financial and other data for CompuCredit. You should read the selected consolidated financial and other data below in conjunction with CompuCredit's consolidated financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. CompuCredit has derived the following selected financial data, except for the selected credit card data, for the years ended December 31, 1998 and 1997 and the period from its inception on August 14, 1996 to December 31, 1996 from its audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors.


    In August 1997, CompuCredit began securitizing its credit card receivables. In each securitization, CompuCredit receives cash, retains interests in the receivables that are sold, and has limited rights to receive cash in the future as the sold receivables are collected. CompuCredit removes the sold receivables from its balance sheet and records a gain on the sale. The gain represents the estimated net present value of the cash flows CompuCredit expects to receive in the future. CompuCredit's balance sheet includes the retained interests and the estimated net present value of the expected cash flows. These amounts are classified on the balance sheet as "Retained Interests in Credit Card Receivables." The securitization transactions do not affect the relationship that CompuCredit has with its clients, and CompuCredit continues to service the credit card receivables. CompuCredit analyzes its financial performance on a "managed loan" portfolio basis, as if the receivables securitized were still on its balance sheet because the performance of those receivables will affect the future cash flows CompuCredit actually receives on the receivables. The information in the following table under "Selected Credit Card Data" is presented on this managed loan basis.


    During 1998, CompuCredit purchased two portfolios of credit card receivables at substantial discounts from the face amount of the credit card receivables outstanding. The discounts totaled $284.5 million at the time of purchase. A portion of the discount relates to receivables identified by CompuCredit as being at or near charge-off at the time of purchase. There were approximately 52,000 of these accounts, representing 25.9% of the accounts purchased, with $137.2 million of outstanding receivables at the time of purchase. CompuCredit has excluded these receivables from all managed loan data presented in this prospectus. CompuCredit has divided the remaining portion of the $284.5 million discount into two components. The first component of approximately $87.5 million relates to the credit quality of the remaining receivables in the portfolios and reflects the difference between the purchased face amount of the receivables and the future cash collections that CompuCredit's management expects to receive from the receivables. For purposes of reporting pro forma charge-off ratios on managed loans, CompuCredit has used this discount related to credit quality to offset a portion of actual net charge-offs. The second component of the remaining discount, which was approximately $59.8 million, is unrelated to the credit quality of the receivables, and this component is being added into interest income for purposes of managed loan reporting.

    The net interest margins presented below under "Selected Credit Card Data" include CompuCredit's net interest and late fee income on a managed loan basis less actual cost of funds. These net interest margins also take into account all costs associated with asset securitizations, including the interest paid to the investors and the amortization of the portion of the discount on CompuCredit's purchased portfolio that is in excess of discounts related to credit quality. The net charge-off ratios presented below reflect actual principal amounts charged off, less recoveries, as a percentage of average managed loans on an annualized basis. The delinquency ratios presented below represent credit card receivables that were at least 60 days past due at the end of the period.

    CompuCredit has computed the pro forma per share information presented below by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. CompuCredit has calculated the weighted average numbers of shares for these purposes by giving effect to CompuCredit's anticipated stock split and preferred stock exchange as if they occurred as of the beginning of the periods presented.

                                                                               PERIOD FROM
                                                                             AUGUST 14, 1996       YEAR ENDED
                                                                                   TO             DECEMBER 31,
                                                                              DECEMBER 31,    ---------------------
                                                                                  1996          1997        1998
                                                                             ---------------  ---------  ----------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Interest income..........................................................     $      --     $   2,658  $      256
  Interest expense.........................................................            --           361         536
                                                                                    -----     ---------  ----------
    Net interest income (expense)..........................................            --         2,297        (280)
  Provision for loan losses................................................            --         1,422          --
  Securitization income....................................................            --           628      16,389
  Income from retained interests in credit card receivables securitized....            --            --      22,690
  Other operating income...................................................            --         1,383      19,237
  Other operating expense..................................................           148         3,611      17,127
                                                                                    -----     ---------  ----------
    Income (loss) before income taxes......................................          (148)         (725)     40,909
  Income taxes.............................................................            --            --     (15,479)
                                                                                    -----     ---------  ----------
  Net income (loss)........................................................     $    (148)    $    (725) $   25,430
                                                                                    -----     ---------  ----------
                                                                                    -----     ---------  ----------
  Net income (loss) attributable to common shareholders....................                   $  (1,341) $   23,630
                                                                                              ---------  ----------
                                                                                              ---------  ----------

PRO FORMA STATEMENT OF OPERATIONS DATA:
  Pro forma net income (loss) per share (unaudited)........................                   $    (.02) $      .77
                                                                                              ---------  ----------
                                                                                              ---------  ----------

                                                                                            AT DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1996       1997       1998
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Retained interests in credit card receivables securitized.......................  $      --  $  15,037  $  65,184
  Total assets....................................................................        253     20,215     87,583
  Shareholders' equity............................................................        152     19,127     54,510


                                                                              PERIOD FROM        AT OR FOR THE
                                                                            AUGUST 14, 1996   YEAR ENDED DECEMBER
                                                                                  TO                  31,
                                                                             DECEMBER 31,    ---------------------
                                                                                 1996          1997        1998
                                                                            ---------------  ---------  ----------
                                                                              (IN THOUSANDS, EXCEPT PERCENTAGES)
SELECTED CREDIT CARD DATA:
  Average managed loans...................................................     $      --     $  11,151  $  306,706
  Period-end managed loans................................................            --        27,899     503,985
  Period-end total accounts...............................................            --            45         343
  Net interest margin.....................................................            --%         19.4%       19.9%
  Net charge-off ratio....................................................            --           3.6        13.2
  Pro forma charge-off ratio..............................................            --           3.6         3.4
  Delinquency ratio.......................................................            --           5.3         8.6

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE "SELECTED CONSOLIDATED FINANCIAL DATA" AND COMPUCREDIT'S CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES INCLUDED HEREIN.

GENERAL

    CompuCredit is a credit card company that originates and purchases credit card receivables and markets products and services to its clients for which it earns fees.

    Consumer credit product revenues consist of (i) interest income on outstanding revolving credit card receivables, (ii) credit card fees, including annual membership, cash advance, over-limit, past-due and other credit card fees, and (iii) interchange fees, which are the portion of the merchant fee assessed by Visa and passed on to CompuCredit on the purchase volume on CompuCredit's credit card receivables. Non-interest income includes securitization income, income from retained interests in credit card receivables securitized, servicing income and fee-based product revenues. The expenses relating to consumer credit products are typically the costs of funding CompuCredit's receivables, credit losses and operating expenses, including employee compensation, account solicitation and marketing expenses, data processing and servicing expenses.


    This Management's Discussion and Analysis of Financial Condition and Results of Operations, includes forward-looking statements. CompuCredit has based these forward-looking statements on its current plans, expectations and beliefs about future events. In light of the risks, uncertainties and assumptions discussed under the caption "Risk Factors" in this prospectus and other factors discussed in this section, there is a risk that CompuCredit's actual experience will differ from the expectations and beliefs reflected in the forward-looking statements in this section. See "Forward-Looking Statements."


CREDIT CARD SECURITIZATIONS


    CompuCredit has securitized a substantial portion of its credit card receivables. CompuCredit's securitization transactions involve the sale of its credit card receivables to a separate entity. The entity is either a corporation or a trust that has been created by CompuCredit exclusively to purchase receivables. The entity purchases the receivables from CompuCredit using cash generated from selling interests in the receivables to investors. The investors in CompuCredit's securitization transactions are commercial paper conduits administered by major banking institutions. A commercial paper conduit is a company that issues short-term debt securities backed by financial assets such as credit card receivables.



    CompuCredit has entered into agreements with investors which specify the conditions and price of each sale including the total amount of receivables the investor is committing to purchase from CompuCredit. The agreements include terms and conditions that are similar to those included in bank loan agreements and define CompuCredit's duties to service the securitized receivables. CompuCredit is required by the agreements to remit collections on the receivables to the investors in the securitizations. The agreements also include representations and warranties regarding the receivables and financial performance measures that must be met in order for CompuCredit to continue to securitize receivables and in order for CompuCredit to receive any additional cash from the collections of the receivables.



    After an initial purchase by the investors, there is usually a period during which collections from the receivables are used to purchase new receivables generated by CompuCredit. This is referred to as a revolving period. At the end of the revolving period, the investment of collections in new receivables ends and collections are instead used to repay the investors. The period during which investors are being repaid is referred to as an amortization period. The amortization period may begin at a specific point in time determined under the agreements or it may be caused by specified events including deterioration in the quality of the receivables purchased or a material adverse change in the financial condition of CompuCredit. A breach of a representation or warranty made by CompuCredit could also cause an amortization period to begin.



    The securitized receivables incur losses to the extent cardholders do not repay their credit card balances when due. The investors in the securitizations require CompuCredit to provide credit support for the receivables to reduce the risk of loss to the investors resulting from cardholders not repaying their credit card balances when due. The amount of the credit support is negotiated by CompuCredit with each investor and is based on historical delinquency and loss experience on the receivables. The credit support is usually in the form of overcollateralization, which means that CompuCredit sells the receivables for less than, or at a discount from, their outstanding balances. As a result, the receivables available to repay the investors exceed the total amount of the investors' interests in the receivables. This excess is the retained interest owned by CompuCredit. The investors in the securitized receivables have no recourse against CompuCredit for its cardholders' failure to pay their credit card loans; however, most of CompuCredit's retained interests are subordinated to the investors' interests until the investors have been fully repaid. This means that CompuCredit's retained interests will first absorb any losses due to cardholders' failure to repay their balances before investors in the securitizations have to absorb these losses.



    CompuCredit will receive additional cash from the securitized receivables if collections from the receivables exceed required interest and principal payments to the investors. The collections from the receivables depend on the performance of the receivables, which includes the timing and amount of payments on the receivables, the interest rates, fees and other charges paid on the receivables, and their delinquency and loss rates.



    In each securitization, CompuCredit receives cash, retains an interest in the receivables that are securitized, and has rights to receive cash in the future as the securitized receivables are collected. The future cash flows are commonly referred to as interest-only strips. Although CompuCredit continues to service the underlying credit card receivables and maintains the client relationships, these transactions are treated as sales and the securitized receivables are not reflected on the consolidated balance sheet. The retained interests and the interest-only strips are included in Retained Interests in Credit Card Receivables Securitized. Amounts Due from Securitization on CompuCredit's balance sheet include payments recently received on the securitized receivables that are still held by the securitization structure but are payable to the Company in the next 30 days.


    CompuCredit has adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for all of its securitization transactions. Under Statement No. 125, gains are recognized at the time of each sale. These gains are based on the estimated fair value of the retained interests, which are based on the estimated present value of the cash flows the Company expects to receive over the estimated outstanding life of the receivables. The expected cash flows are based on estimates of finance charges and late fees, servicing fees, costs of funds paid to investors, payment rates, credit losses, and required amortization payments to investors.

    Retained Interests in Credit Card Receivables Securitized on CompuCredit's balance sheet are calculated in accordance with the provisions of Statement No.
125. These retained interests are subsequently accounted for as trading securities and reported at estimated fair market value with changes in fair value included in income in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Estimates used in the determination of the gains and the related fair values of interest-only strips and retained ownership interests are influenced by factors outside the Company's control, and, as a result, these estimates could materially change.


    The securitization transactions do not affect the relationship CompuCredit has with its clients, and CompuCredit continues to service the credit card receivables. CompuCredit receives servicing fees ranging up to 6% per year of the securitized principal receivables and CompuCredit either provides the servicing or contracts with third party service providers.


    The table below summarizes CompuCredit's securitization activity.

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1997        1998
                                                                         ---------  ----------
                                                                            (IN THOUSANDS)
Proceeds from securitizations..........................................  $  12,650  $  402,272
Excess cash flows received on retained interests.......................        995      36,667
Pretax securitization income...........................................        628      16,389


    Finance charges and past due fees collected in excess of servicing fees and periodic interest payments are available to absorb the investors' share of credit losses. Investors bear the risk of credit losses on the underlying receivables to the extent that credit losses, servicing fees and periodic interest payments required by the investors exceed finance charges and past due fees earned on the receivables and CompuCredit's retained interests in the receivables pool. Investors in CompuCredit's securitization programs are generally entitled to receive principal payments either through monthly payments during an amortization period or in one lump sum from the proceeds of issuances of additional certificates or participation interests in the receivables pool.



    As additional credit support on CompuCredit's securitization structures associated with its purchased receivables, CompuCredit pays the excess cash collected to the investors as an accelerated amortization payment. This excess cash totaled $29.5 million for the year ended December 31, 1998. Once the investors are repaid, any remaining receivables and funds held in the buying entity are payable to CompuCredit. In each securitization transaction, CompuCredit retains the risk of compliance with federal and state laws and regulations regarding the securitized accounts and any fraudulent activity with regard to such accounts.


MANAGED LOAN PORTFOLIO

    CompuCredit analyzes its financial performance on a "managed loan" portfolio basis, as if the receivables securitized were still on CompuCredit's balance sheet because the performance of its securitized receivables will affect the future cash flows CompuCredit actually receives on the receivables.

    The table set forth below indicates CompuCredit's net interest margin on a managed loan basis. The table also indicates the ending and average managed loans and the number of managed accounts. Interest income for CompuCredit on a managed loan basis includes all net interest and late fee income on all outstanding loans less all costs associated with securitizations, including the interest expense paid to the investors.


    During 1998, CompuCredit purchased two portfolios of credit card receivables with outstanding receivables balances at the time of purchase of $579.7 million. The presented managed loan data excludes certain of these receivables and the related accounts which at the time of purchase were closed accounts in a certain delinquency status. Management believes that these accounts were either in the process of being charged off by the seller due to delinquency or were likely to be charged off in the near term. As a result, management believes that CompuCredit would have had very little opportunity to influence the delinquency or default rates of these accounts prior to charge-off. CompuCredit therefore excluded these accounts, the receivables and any activity in the accounts since the date of purchase from any managed loan data presented. At the time of the purchases, there were approximately 52,000 such accounts, representing 25.9% of the accounts purchased and $137.2 million of the $579.7 million outstanding receivables purchased.


    The portfolios acquired during 1998 were purchased at substantial discounts. A portion of the discount at the time of purchase related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount of the receivables and the future cash collections management expects to receive with respect to the purchased face amount. The substantial discount received by CompuCredit on the purchased portfolio exceeds the discount CompuCredit has ascribed to the credit quality of the purchased receivables. CompuCredit is reporting this excess discount as additional interest income over the life of the portfolio for managed loan reporting and is amortizing it into interest income using the interest method.

                                                                      AT OR FOR THE QUARTER ENDED
                                    -----------------------------------------------------------------------------------------------
                                     JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                       1997          1997           1997          1998        1998         1998           1998
                                    -----------  -------------  -------------  -----------  ---------  -------------  -------------

                                                                (IN THOUSANDS, EXCEPT FOR PERCENTAGES)
Period-end total managed loans....   $  13,192     $  17,325      $  27,899     $  44,089   $ 397,500    $ 406,297      $ 503,985
Period-end total managed
  accounts........................          17            19             45            51         202          249            343
Total average managed loan
  portfolio.......................   $   7,798     $  15,762      $  20,983     $  37,886   $ 337,161    $ 402,751      $ 449,028
Net interest margin on managed
  loans, annualized...............        19.9%         22.0%          17.7%         13.9%       22.7%        19.3%          18.9%

    CompuCredit's net interest margins are influenced by a number of factors, including the timing and size of portfolio purchases and the level of CompuCredit's charge-offs. Purchased portfolios typically have lower interest rates and late fees until CompuCredit converts the accounts to Aspire Visa accounts. When it converts accounts to Aspire Visa accounts, CompuCredit reprices the accounts to interest rates and fees that are similar to those on accounts CompuCredit has originated through its solicitation process. CompuCredit typically converts the accounts within six months of purchase. Fluctuations in CompuCredit's charge-off ratios also affect CompuCredit's net interest margins. At charge-off, the interest and late fees on an account are deducted from interest income in the current period.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998, COMPARED TO YEAR ENDED DECEMBER 31, 1997

    Net income for the year ended December 31, 1998 was $25.4 million, an increase of $26.1 million over a net loss of $725,000 for 1997. The increase in net income was the result of increases in securitization income of $15.8 million, income from retained interests in credit card receivables securitized of $22.7 million and other operating income of $17.8 million. These increases were largely attributable to the growth in managed loans from $27.9 million at December 31, 1997 to $504.0 million at December 31, 1998. The increase in managed loans was the result of portfolio purchases completed in 1998, as well as direct mail and telemarketing campaigns. The increases in income were partially offset by increases in other operating expenses of $13.5 million and income tax expense of $15.5 million.

    Other operating income increased $17.8 million from $1.4 million for 1997 to $19.2 million for 1998, primarily due to a $12.5 million increase in servicing income and a $3.3 million increase in CompuCredit's other credit card fees. CompuCredit receives servicing fees ranging up to 6.0% per year of the securitized principal receivables and other credit card fees, including annual membership, over-limit and cash advance fees.

    Other operating expenses increased to $17.1 million for 1998, from $3.6 million for 1997. This increase primarily reflects the increase in the cost of operations associated with the growth in CompuCredit's business, including $5.8 million of additional marketing and solicitation expenses and $3.9 million of additional credit card servicing costs incurred during 1998.

YEAR ENDED DECEMBER 31, 1997, COMPARED TO PERIOD FROM AUGUST 14, 1996 TO
  DECEMBER 31, 1996

    Managed loans grew to $27.9 million as of December 31, 1997, compared with no managed loans as of December 31, 1996.

    Net securitization income and other operating income increased from $0 for the period from August 14, 1996 to December 31, 1996, to $2.0 million for the year ended December 31, 1997. Other operating expense increased to $3.6 million for the year ended December 31, 1997 from $148,000 for the period from August 14, 1996 to December 31, 1996. This increase primarily reflects the increase in the cost of operations associated with the growth in CompuCredit's business, including $1.1 million of marketing and solicitation costs and $1.0 million of credit card servicing costs during the year ended December 31, 1997.

NET INTEREST INCOME

    Net interest income consists of interest income earned on cash and cash equivalents, interest and late fees earned on CompuCredit's owned credit card receivables prior to securitizations, less interest expense on borrowings to fund those receivables. Prior to August 1997, CompuCredit earned interest income on all outstanding credit card receivables. In August 1997, CompuCredit began securitizing substantially all of its credit card receivables. The securitization results in the removal of the receivables from CompuCredit's balance sheet for financial reporting purposes. CompuCredit began issuing credit cards in 1997 and, therefore, did not recognize any interest income for the period from August 14, 1996 to December 31, 1996. Interest income totaled $2.7 million for the year ended December 31, 1997 and $256,000 for the year ended December 31, 1998.

    Interest expense for 1998 increased to $536,000 from $361,000 for 1997. In April 1998, CompuCredit entered into a promissory note with a related party in the face amount of $13.0 million. In July 1998, the note and all accrued interest were paid in full. Interest expense for the year ended December 31, 1997 totaled $361,000 related to short-term borrowings that were paid in full in August 1997. Interest expense for the period from August 14, 1996 to December 31, 1996 was $0.

INCOME FROM RETAINED INTERESTS IN CREDIT CARD RECEIVABLES SECURITIZED

    Retained Interests in Credit Card Receivables Securitized are calculated in accordance with the provisions of Statement No. 125. These retained interests are subsequently accounted for as trading securities and reported at estimated fair market value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." CompuCredit receives cash flows relating to these retained interests equal to the finance charges and past due fees in excess of the sum of the return paid to investors, estimated contractual servicing fees, credit losses and required amortization payments to investors. This cash flow received on CompuCredit's retained interests and changes in the fair value of the retained interests is recorded as Income from Retained Interests in Credit Card Receivables Securitized in accordance with Statement No. 115. Since quoted market prices are generally not available, the fair value is based on the estimated present value of future cash flows using management's best estimates of finance charges and late fees, servicing fees, costs of funds paid to investors, payment rates, credit losses, and required amortization payments to investors. The weighted average key assumptions used to estimate the fair value of CompuCredit's retained interests as of the end of each year are presented below. Changes in any of these assumptions could impact the estimates of the fair value of the retained interests as well as the realization of expected future cash flows:

                                                                               AT DECEMBER 31,
                                                                             --------------------
                                                                               1997       1998
                                                                             ---------  ---------
Payment rate (monthly).....................................................        8.1%       5.5%
Expected credit loss rate (annualized).....................................        5.8       15.1
Residual cash flows discount rate..........................................       12.0       25.3

    The changes in the weighted average assumptions from December 31, 1997 to December 31, 1998 are primarily due to the two portfolio purchases that occurred during 1998. Management believes these two portfolios will have lower payment rates and higher credit losses as compared to the receivables that were securitized as of December 31, 1997. Management also uses higher discount rates for the expected cash flows associated with the purchased portfolios. The discount rates are based on management's estimates of returns that would be required by investors in an investment with similar terms and credit quality. Interest rates received on the credit card receivables are estimated based on the stated annual percentage rates in the credit card agreements. Estimated default and payment rates are based on historical results, adjusted for expected changes based on CompuCredit's credit risk models. The returns to the investors in the securitizations are based on management's estimates of forward yield curves.

NET SECURITIZATION INCOME

    Net securitization income includes gains representing the estimated present value at the time of initial securitization of cash flows CompuCredit expects to receive over the estimated life of the receivables securitized. The present value of the cash flows is estimated in the same manner as described above in "--Income from Retained Interests in Credit Card Receivables Securitized" for the fair value of the retained interests. Securitization income is recognized at the time of the initial securitization. Net securitization income for 1998 increased to $16.4 million from $628,000 for 1997. Net securitization income was $0 for the period from August 14, 1996 to December 31, 1996. The increase in CompuCredit's net securitization income is due to the increase in the volume of credit card receivables securitized.

OTHER OPERATING INCOME

    Other operating income consists of the following for the periods indicated:

                                                                         PERIOD FROM          YEAR ENDED
                                                                       AUGUST 14, 1996       DECEMBER 31,
                                                                             TO          --------------------
                                                                      DECEMBER 31, 1996    1997       1998
                                                                      -----------------  ---------  ---------
                                                                              (DOLLARS IN THOUSANDS)
Servicing income....................................................      $      --      $      --  $  12,541
Other credit card fees..............................................             --            911      4,193
Interchange fees....................................................             --            279      1,865
Ancillary products..................................................             --             37        638
Other...............................................................             --            156         --
                                                                            -------      ---------  ---------
    Total other operating income....................................      $      --      $   1,383  $  19,237
                                                                            -------      ---------  ---------
                                                                            -------      ---------  ---------

    CompuCredit had no other operating income from August 14, 1996 to December 31, 1996 and only $1.4 million for the year ended December 31, 1997. The significant increase in other operating income to $19.2 million for 1998 relates to the growth in CompuCredit's managed loan portfolio during 1998. CompuCredit's managed loans grew from $27.9 million at December 31, 1997 to $504.0 million at December 31, 1998. CompuCredit services the credit card receivables that have been securitized and recognized servicing income ranging up to 6.0% of the average principal receivables per year. Other credit card fees include credit card fees such as annual membership, over-limit and cash advance fees. Interchange fees are the portion of the merchant fee assessed by Visa and passed on to CompuCredit on the purchase volume on CompuCredit's credit card receivables. Ancillary product revenues are associated with the products and services that CompuCredit markets to its clients.

OTHER OPERATING EXPENSE

    Other operating expense consists of the following for the periods indicated:

                                                                             PERIOD FROM      YEAR ENDED DECEMBER
                                                                           AUGUST 14, 1996            31,
                                                                                 TO           --------------------
                                                                          DECEMBER 31, 1996     1997       1998
                                                                         -------------------  ---------  ---------
                                                                                  (DOLLARS IN THOUSANDS)
Salaries and benefits..................................................       $      --       $     429  $   1,172
Credit card servicing..................................................              --           1,008      4,948
Marketing and solicitation.............................................              27           1,081      6,865
Professional fees......................................................              20             252        713
Data processing........................................................              --             156      1,437
Net occupancy..........................................................              --              35        195
Ancillary product expense..............................................              --              --        443
Other..................................................................             101             650      1,354
                                                                                -------       ---------  ---------
    Total other operating expense......................................       $     148       $   3,611  $  17,127
                                                                                -------       ---------  ---------
                                                                                -------       ---------  ---------

    Other operating expense for the year ended December 31, 1998 increased to $17.1 million from $3.6 million for the year ended December 31, 1997 due primarily to increases in marketing and solicitation, credit card servicing and data processing expenses. Other operating expense for the year ended December 31, 1997 increased by $3.5 million from $148,000 for the period from August 14, 1996 to December 31, 1996. This increase primarily reflects increased credit card servicing and marketing and solicitation expenses. In each case, the increases in operating expenses were associated with the growth in CompuCredit's credit card receivables. Ancillary product expenses relate to CompuCredit's debt waiver products and include expenses associated with claim reserves and program administrative expenses. Other expenses include depreciation and other general and administrative costs.

INCOME TAXES

    As further described in Note 1 to CompuCredit's consolidated financial statements included elsewhere in this prospectus, CompuCredit was a limited partnership until it merged into a corporation on August 29, 1997. As a limited partnership, it did not record an income tax provision. Because CompuCredit did not have income related to its activities for the year ended December 31, 1997, it did not record an income tax provision for that year. CompuCredit recognized a deferred tax asset for the year ended December 31, 1997 due to certain tax loss carryforwards, but recorded a valuation allowance related to the deferred asset, resulting in a net deferred tax asset of $0.

    CompuCredit's provision for income taxes since merging into a corporation includes both federal and state income taxes. Tax expense for the year ended December 31, 1998 was $15.5 million. CompuCredit's effective tax rate was 37.8% for 1998.

ASSET QUALITY

    CompuCredit's delinquency and net loan charge-off rates at any point in time reflect the credit risk of receivables, the average age of CompuCredit's credit card accounts, the timing of portfolio purchases, the success of CompuCredit's collection and recovery efforts and general economic conditions. The average age of CompuCredit's credit card account portfolio affects the stability of delinquency and loss rates of the portfolio.

    CompuCredit's strategy for managing delinquency and loan losses consists of active account management throughout the client relationship. This strategy includes credit line management and pricing based on the risk of the credit card accounts.

    DELINQUENCIES. Delinquencies have the potential to impact net income in the form of net credit losses which impact the value of CompuCredit's retained interests in securitizations. Delinquencies are also costly in terms of the personnel and resources dedicated to resolving them. A credit card account is contractually delinquent if the minimum payment is not received by the specified date on the client's statement. It is CompuCredit's policy to continue to accrue interest and fee income on all credit card accounts, except in limited circumstances, until the account and all related loans, interest and other fees are charged off. See "--Net Charge-Offs."

    The following table presents the delinquency trends of CompuCredit's credit card receivables portfolio on a managed loan portfolio basis:

                                                                AT THE QUARTER ENDED
                       ------------------------------------------------------------------------------------------------------
                               JUNE 30,               SEPTEMBER 30,              DECEMBER 31,               MARCH 31,
                                 1997                      1997                      1997                      1998
                       ------------------------  ------------------------  ------------------------  ------------------------
                                       % OF                      % OF                      % OF                      % OF
                         AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT        TOTAL       AMOUNT        TOTAL
                       -----------     -----     -----------     -----     -----------     -----     -----------     -----
                                                               (DOLLARS IN THOUSANDS)
Loans Delinquent:
    30 to 59 days....   $      81          0.6%   $     500          2.9%   $     678          2.4%   $     928          2.1%
    60 to 89 days....      --              0.0          330          1.9          446          1.6          531          1.2
    90 or more.......      --              0.0          314          1.8        1,021          3.7        1,135          2.6
                                            --                        --                        --                        --
                            -----                -----------               -----------               -----------
      Total 30 or
        more.........   $      81          0.6%   $   1,144          6.6%   $   2,145          7.7%   $   2,594          5.9%
                                            --                        --                        --                        --
                                            --                        --                        --                        --
                            -----                -----------               -----------               -----------
                            -----                -----------               -----------               -----------
      Total 60 or
        more.........   $  --              0.0%   $     644          3.7%   $   1,467          5.3%   $   1,666          3.8%
                                            --                        --                        --                        --
                                            --                        --                        --                        --
                            -----                -----------               -----------               -----------
                            -----                -----------               -----------               -----------


                              JUNE 30,             SEPTEMBER 30,            DECEMBER 31,
                                1998                    1998                    1998
                       ----------------------  ----------------------  ----------------------
                                     % OF                    % OF                    % OF
                        AMOUNT       TOTAL      AMOUNT       TOTAL      AMOUNT       TOTAL
                       ---------     -----     ---------     -----     ---------     -----

Loans Delinquent:
    30 to 59 days....  $  21,294         5.4%  $  27,186         6.7%  $  27,819         5.5%
    60 to 89 days....     12,824         3.2      17,119         4.2      14,249         2.8
    90 or more.......      4,053         1.0      25,596         6.3      28,964         5.8
                                          --
                       ---------               ---------         ---   ---------         ---
      Total 30 or
        more.........  $  38,171         9.6%  $  69,901        17.2%  $  71,032        14.1%
                                          --
                                          --
                       ---------               ---------         ---   ---------         ---
                       ---------               ---------         ---   ---------         ---
      Total 60 or
        more.........  $  16,877         4.2%  $  42,715        10.5%  $  43,213         8.6%
                                          --
                                          --
                       ---------               ---------         ---   ---------         ---
                       ---------               ---------         ---   ---------         ---

    The significant increase in CompuCredit's delinquencies beginning in the quarter ended June 30, 1998 is due in part to the portfolio purchase that occurred during that period. CompuCredit converted the portfolio to Aspire Visa accounts during the third quarter of 1998 and began using its account management strategies on the portfolio at that time. Delinquency rates on the purchased portfolio subsequently improved during the fourth quarter of 1998.

    CompuCredit began originating accounts in February 1997. As the average age of CompuCredit's originated portfolio increases, CompuCredit expects delinquency rates to continue to increase, and then stabilize. CompuCredit is using its account management strategies on its originated portfolio, which are intended to reduce delinquency rates as its originated portfolio matures.

    The following table separately reports CompuCredit's loan delinquency trends for its originated portfolio and for its purchased portfolio:

                                                                AT THE QUARTER ENDED
                                  ---------------------------------------------------------------------------------
                                    JUNE 30,       SEPTEMBER 30,      DECEMBER 31,        MARCH 31,      JUNE 30,
                                      1997             1997               1997              1998           1998
                                  -------------  -----------------  -----------------  ---------------  -----------

                                                                     % OF TOTAL
                                  ---------------------------------------------------------------------------------
ORIGINATED PORTFOLIO
Loans Delinquent:
  30 to 59 days.................          0.6%             2.9%               2.4%              2.1%           2.7%
  60 to 89 days.................       --                  1.9                1.6               1.2            1.9
  90 or more....................       --                  1.8                3.7               2.6            3.0
                                           --               --                 --                --
                                                                                                               ---
Total 30 or more................          0.6%             6.6%               7.7%              5.9%           7.6%
                                           --               --                 --                --
                                           --               --                 --                --
                                                                                                               ---
                                                                                                               ---
Total 60 or more................          0.0%             3.7%               5.3%              3.8%           4.9%
                                           --               --                 --                --
                                           --               --                 --                --
                                                                                                               ---
                                                                                                               ---
PURCHASED PORTFOLIO (1)
Loans Delinquent:
  30 to 59 days.................       --               --                 --                --                5.9%
  60 to 89......................       --               --                 --                --                3.5
  90 or more....................       --               --                 --                --                0.6
                                           --               --                 --                --
                                                                                                               ---
Total 30 or more................       --               --                 --                --               10.0%
                                           --               --                 --                --
                                           --               --                 --                --
                                                                                                               ---
                                                                                                               ---
Total 60 or more................       --               --                 --                --                4.1%
                                           --               --                 --                --
                                           --               --                 --                --
                                                                                                               ---
                                                                                                               ---


                                    SEPTEMBER 30,      DECEMBER 31,
                                        1998               1998
                                  -----------------  -----------------

ORIGINATED PORTFOLIO
Loans Delinquent:
  30 to 59 days.................            3.1%               2.5%
  60 to 89 days.................            2.2                1.6
  90 or more....................            4.2                3.9

                                            ---                ---
Total 30 or more................            9.5%               8.0%

                                            ---                ---
                                            ---                ---
Total 60 or more................            6.4%               5.5%

                                            ---                ---
                                            ---                ---
PURCHASED PORTFOLIO (1)
Loans Delinquent:
  30 to 59 days.................            7.8%               6.6%
  60 to 89......................            4.8                3.3
  90 or more....................            7.0                6.5

                                            ---                ---
Total 30 or more................           19.6%              16.4%

                                            ---                ---
                                            ---                ---
Total 60 or more................           11.8%               9.8%

                                            ---                ---
                                            ---                ---

------------------------------

(1) Prior to the quarter ended June 30, 1998, CompuCredit did not have a purchased portfolio.

    NET CHARGE-OFFS. Net charge-offs include the principal amount of losses from clients unwilling or unable to pay their loan balance, as well as bankrupt and deceased clients, less current period recoveries. Net charge-offs exclude accrued finance charges and fees, which are charged against the related income at the time of charge-off. Losses from fraudulent activity in accounts are also excluded from net charge-offs and are included separately in other operating expenses. CompuCredit generally charges off loans during the period in which the loan becomes contractually 180 days past due. However, bankrupt accounts and the accounts of deceased clients without a surviving, contractually liable individual or an estate large enough to pay the debt in full are charged off within 30 days of notification of the client's bankruptcy or death.

    Approximately $87.5 million of the discount on CompuCredit's portfolio purchases during 1998 related to the credit quality of the remaining loans in the portfolio and reflects the difference between the purchased face amount and the future cash collections management expects to receive with respect to the purchased face amount. For purposes of reporting pro forma charge-off ratios on managed loans above, this discount related to credit quality has been utilized to offset a portion of actual net charge-offs. The following table presents CompuCredit's net charge-offs for the periods indicated on a managed loan portfolio basis:

                                                            FOR THE QUARTER ENDED
                       -----------------------------------------------------------------------------------------------
                        JUNE 30,    SEPTEMBER 30,  DECEMBER 31,    MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                          1997          1997           1997          1998        1998         1998           1998
                       -----------  -------------  -------------  -----------  ---------  -------------  -------------
                                                           (DOLLARS IN THOUSANDS)
TOTAL MANAGED LOAN
  PORTFOLIO :
Average managed loan
  portfolio..........   $   7,798     $  15,762      $  20,983     $  37,886   $ 337,161    $ 402,751      $ 449,028
Net charge-offs......           1            70            334           928       3,600       11,833         24,075
Pro forma net charge-
  offs...............           1            70            334           928       1,179        3,584          4,883
Net charge-off ratio
  (annualized).......         0.1%          1.8%           6.4%          9.8%        4.3%        11.8%          21.5%
Pro forma charge-off
  ratio
  (annualized).......         0.1           1.8            6.4           9.8         1.4          3.6            4.3


    CompuCredit has experienced increases in its charge-off ratios due to the higher delinquencies and charge-offs in its purchased portfolios. In addition, as the average delinquency rates of CompuCredit's originated portfolio increase and then stabilize as the portfolio matures, CompuCredit expects charge-off rates to also increase and then stabilize. CompuCredit plans to continue to focus its resources on refining its credit underwriting standards for new accounts and to increase its focus on collection and post charge-off recovery efforts to minimize losses.

    CREDIT LOSSES. For securitized receivables, anticipated credit losses are reflected in the calculations of net securitization income. Provisions for loan losses are made in accordance with Statement of Financial Accounting Standards No. 5, which requires provisions in amounts necessary to maintain the allowance at a level estimated to be sufficient to absorb probable future losses of principal and earned interest, net of recoveries. In evaluating credit losses, CompuCredit takes into consideration several factors, including (i) historical charge-off and recovery activity by receivables portfolio, (ii) recent and expected delinquency and collection trends by receivables portfolio, (iii) the impact of current economic conditions and recent economic trends on the clients' ability to repay and (iv) the risk characteristics of the portfolios.

    Substantially all of CompuCredit's credit card receivables have been securitized. As CompuCredit has securitized its receivables it has removed them from its balance sheet and has also relieved any allowance for loan losses on its balance sheet.

INTEREST RATE SENSITIVITY AND MARKET RISK

    Interest rate sensitivity is comprised of basis risk and gap risk. Basis risk is caused by the difference in the interest rate indices used to price assets and liabilities. Gap risk is caused by the difference in repricing intervals between assets and liabilities. Market risk is the risk of loss from adverse changes in market prices and rates. CompuCredit's principal market risk is related to changes in interest rates. This affects CompuCredit directly in its lending and borrowing activities, as well as indirectly as interest rates may impact the payment performance of CompuCredit's clients.

    CompuCredit attempts to minimize the impact of market interest rate fluctuations on net interest income and net income by regularly evaluating the risk inherent in its asset and liability structure, including its off-balance sheet assets and liabilities such as securitized receivables. This risk arises from continuous changes in CompuCredit's asset and liability mix, changes in market interest rates, including changes affected by fluctuations in prevailing interest rates, payment trends on CompuCredit's interest-bearing assets and payment requirements on CompuCredit's interest-bearing liabilities, and the general timing of all other cash flows. To manage CompuCredit's direct risk to market interest rates, management actively monitors market interest rates and the interest sensitive components of CompuCredit's managed balance sheet. Management seeks to minimize the impact of changes in interest rates on the fair value of assets, net income and cash flow primarily by matching asset and liability repricings. There can be no assurance that management will be successful in its attempt to manage such risks.

    At December 31, 1998, all of CompuCredit's credit card receivables and other interest-bearing assets had variable rate pricing, with receivables carrying annual percentage rates at a spread over the prime rate, subject to certain interest rate floors. At December 31, 1998, CompuCredit's securitizations had $308.4 million in variable rate, interest-bearing liabilities, payable to its investors. Since both managed interest-bearing assets and liabilities reprice every 30 days, CompuCredit believes that the impact of a change in interest rates would not be material to the financial performance of CompuCredit.

    CompuCredit incurs basis risk because it funds managed assets at a spread over the commercial paper rate while the rates on the underlying assets are indexed to the prime rate. This basis risk results from the potential variability in the spread between the prime rate and the commercial paper rate over time. CompuCredit has not hedged its basis risk due to the cost of hedging this risk versus the benefits from elimination of this risk.

    CompuCredit believes it is not exposed to any material foreign currency exchange rate risk or commodity price risk.

LIQUIDITY, FUNDING AND CAPITAL RESOURCES

    CompuCredit's goal is to maintain an adequate level of liquidity through active management of assets and liabilities. Because the characteristics of its assets and liabilities change, liquidity management is a dynamic process affected by the pricing and maturity of CompuCredit's assets and liabilities.

    A significant source of liquidity for CompuCredit has been the securitization of credit card receivables. CompuCredit received proceeds of $12.7 million during 1997 and $402.3 million during 1998 from sales of its credit card receivables through securitizations. CompuCredit used cash generated from these transactions to reduce short-term borrowings and to fund further credit card receivables growth. In addition, in April 1998, CompuCredit entered into a promissory note with a related party in the face amount of $13.0 million. In July 1998, the note and all accrued interest were paid in full. In August 1998, CompuCredit issued shares of common stock to an unrelated investor for cash proceeds of $10.0 million.

    The maturity terms of CompuCredit's securitizations vary. Once repayment begins, payments from clients on credit card receivables are accumulated for the special purpose entities' investors and are no longer reinvested in new credit card receivables. At that time, CompuCredit's funding requirements for new credit card receivables will increase accordingly. The occurrence of certain events may also cause the securitization transactions to amortize earlier than scheduled. In the case of CompuCredit's master trust, a decline in the portfolio's annual yield below a base rate will cause early amortization. The portfolio's annual yield typically includes finance charges and past due fees earned on the receivables less servicing fees and credit losses. In the case of CompuCredit's other securitization programs, such events include an increase in the charge-off rates or a decline in the payment rates in excess of certain agreed upon thresholds. These events would accelerate the need to utilize alternative funding sources. Under each of CompuCredit's securitization structures, an early amortization period has not yet commenced. CompuCredit believes that securitizations will continue to be a reliable source of funding but can give no assurance that securitizations will provide sufficient funding. As of January 31, 1999, CompuCredit had total securitization facilities of $517.1 million and had utilized approximately $306.5 million of such facilities.

    On February 10, 1999, third party investors purchased the outstanding undivided interest in one of CompuCredit's securitization structures for cash. The price paid by the purchasers exceeded the amounts required to be paid to the selling investors, which was limited to the selling investors' outstanding investment, accrued interest and unpaid fees. The excess totaled $31.4 million, of which $5.0 million was deposited into a reserve account to serve as a credit enhancement that was required by the new investors. The remaining $26.4 million was remitted to CompuCredit's wholly owned subsidiary created in connection with the securitization.

    If CompuCredit receives the bank charter it has applied for, CompuCredit intends to capitalize its bank subsidiary with $20.0 million in capital contributions and $5.0 million in the form of a deposit. CompuCredit may use a portion of the proceeds from the offering to fund all or part of the costs of capitalizing its bank subsidiary.

YEAR 2000

    The year 2000 problem is a result of computer programs using two digit years instead of four digits. As a result, these computer programs do not properly recognize dates in any year that begins with "20" instead of "19" and may malfunction when presented with such dates. The year 2000 problem may effect not only CompuCredit's software systems, but also critical software used by suppliers of goods and services and financial institutions with which CompuCredit does business.

    Although most of CompuCredit's existing information systems are less than two years old and were originally designed for year 2000 compliance, CompuCredit has created a year 2000 project team to identify, address and monitor internal systems and vendor issues related to the year 2000 problem. CompuCredit has tested all internally developed information and operational systems, including hardware, software, non-information technology systems and systems interfaces, for year 2000 compliance. Where necessary, CompuCredit upgraded these systems to a format that CompuCredit believes will assure system and data integrity in the year 2000 and thereafter. During 1998, CompuCredit spent approximately $50,000 to upgrade or replace non-compliant software. Although CompuCredit believes its internal systems are year 2000 compliant, unforeseen problems could arise in the year 2000 which could cause delays and malfunctions which may impact CompuCredit's results of operations.

    In addition, CompuCredit is discussing with outside third party providers of services, systems and networks whether these outside vendors have satisfactorily addressed their year 2000 systems issues. CompuCredit's most critical outside vendors have provided their year 2000 project plans. These vendors have warranted the accuracy and reliability of systems, reports, and data related to the performance of the services provided by them and their affiliates in relation to the year 2000 issue. CompuCredit believes its most critical outside vendor is Total Systems, which provides services to CompuCredit, including card embossing, transaction processing and cycle billing. Due to its critical nature, CompuCredit will participate in the year 2000 testing of its credit card processor, Total Systems, during the first two quarters of 1999. CompuCredit will provide specific test code for Total Systems to incorporate in their year 2000 plan, and CompuCredit will receive and analyze Total Systems' year 2000 test results. Although CompuCredit is taking these and other precautionary measures to assure that it is not vulnerable to the failure by its third party vendors to make necessary system modifications, there can be no assurance that CompuCredit's third party vendors will successfully address all of their year 2000 issues. CompuCredit has contingency plans that include, in the event of vendor or software non-compliance, identification and replacement of critical products or services as appropriate.

    CompuCredit's most likely worst case scenario is that its outside vendors are not year 2000 compliant due to unforeseen or unexpected problems with their systems that their year 2000 testing did not discover and that there are errors or delays in processing or billing the credit card accounts. In this scenario, CompuCredit will have to assess the length of time it may take for its vendors to correct their year 2000 problems. In the event of a significant delay, CompuCredit would begin replacing its vendors.


    CompuCredit believes that it has adequate resources to achieve year 2000 compliance for any of its systems which are found to be non-compliant. CompuCredit's costs associated with the year 2000 issue relate primarily to the management of vendor project plans and participation in testing. CompuCredit anticipates that it will spend approximately $100,000 during 1999 relating to the monitoring and possible replacement of software or vendors providing services to CompuCredit, excluding any costs that might be incurred if its critical vendor, Total Systems, fails to become year 2000 compliant. Since Total Systems services all of CompuCredit's credit card receivables, any year 2000 problem at Total Systems could cause a material disruption in CompuCredit's business. The cost of the disruption to CompuCredit's business cannot be accurately estimated by management at this time. Management believes that the cost of any such disruption would have a material adverse affect on CompuCredit's results of operations and financial condition.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 superseded FASB Statement No. 14. "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. CompuCredit adopted the new standard for the year ended December 31, 1998. Based on the criteria under Statement No. 131, CompuCredit operates in a single business segment.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use." SOP 98-1 is effective for CompuCredit beginning on January 1, 1999. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Adoption of SOP 98-1 is not expected to have a material impact on the results of operations or financial position of CompuCredit.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 "Reporting the Costs of Start Up Activities." SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs and is effective for fiscal years beginning after December 15, 1998. Adoption of SOP 98-5 is not expected to have a material impact on the results of operations or financial position of CompuCredit.

    In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. Adoption of Statement No. 133 is not expected to have a material impact on the results of operations or financial position of CompuCredit.

                                    BUSINESS

THE COMPANY

    CompuCredit is a credit card company. CompuCredit uses analytical techniques that it has developed and information provided by credit bureaus to identify consumers who management believes are under-served by more traditional providers of consumer credit. CompuCredit originates and purchases credit card receivables and markets products and services to its clients for which it earns fees. CompuCredit's current credit product is the Aspire Visa credit card, which CompuCredit offers to its clients on an unsecured basis. There are currently four types of Aspire Visa branded cards: Classic, Gold, Platinum and Aspire Diamond. CompuCredit markets life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client.

HISTORY

    CompuCredit was formed on August 14, 1996 by David G. Hanna, President, and Richard W. Gilbert, Chief Operating Officer, after completing almost two years of research and development in the area of consumer finance. Both Mr. Hanna and Mr. Gilbert have extensive experience in the consumer credit and collections industries. Mr. Hanna and Mr. Gilbert both held executive positions with Nationwide Credit, Inc., a national third party collection agency, during the 1980's until its sale in 1990 to First Financial Management Corporation, currently known as First Data Corporation. Mr. Hanna also founded Account Portfolios L.P. in 1989 with Frank J. Hanna, III, his brother, who is a principal shareholder of CompuCredit and will be a director of CompuCredit upon closing of the offering. Account Portfolios was sold in 1995 to Outsourcing Solutions, Inc., a company controlled by McCown, De Leeuw & Co., a private venture capital firm. Before joining CompuCredit in 1996, Mr. Gilbert served initially as Chief Operating Officer of Equifax Credit Information Services, Inc.'s collection division and subsequently as General Manager of Strategic Client Services for Equifax. Richard R. House, Jr., CompuCredit's Chief Credit Officer, joined CompuCredit in April 1997 from Equifax. While at Equifax, Mr. House served as Vice President for Equifax's Decision Solutions division, which provided consulting and modeling services to many of the nation's largest credit grantors. Collectively, CompuCredit's founders and executive officers have over 50 years of experience in various aspects of consumer finance.

THE CREDIT CARD INDUSTRY

    At the end of November 1998, American consumers held an aggregate of $1.3 trillion of debt, exclusive of home mortgages. The Federal Reserve System estimates that the size of the revolving credit market in the United States was in excess of $550 billion as of November 1998. CompuCredit believes that the purchasing convenience associated with unsecured credit cards has driven increased usage of credit cards and has made them the preferred consumer credit vehicle.

    Historically, traditional banking organizations have enjoyed significant advantages in consumer lending compared to non-bank providers of consumer loans. However, a broadening access to capital, coupled with technological advances, has diminished the advantage of banks relative to non-banks. Attractive financing arrangements are now available through the issuance of credit card asset-backed securities. Securitizations have enabled non-banks, such as CompuCredit, to competitively fund receivables growth.

    During the 1990's, large banks with highly focused credit card organizations, as well as "monoline" banking organizations specializing in credit card lending, have dominated the U.S. credit card market. CompuCredit believes that the market's recent history suggests that future industry growth and success will continue to be experienced primarily by highly focused organizations that are adept at using information and technology to market and price their credit products.

    Credit card issuers make credit cards available to their clients in a variety of ways. Many issuers offer cards as a convenience to existing clients--a strategy to create greater affinity and client loyalty. This is generally the case with credit cards offered by department stores as well as smaller banks and credit unions. To apply for this type of credit card the consumer typically completes an application that is reviewed by the issuer for approval. In contrast, the larger issuers who control the vast majority of the market use mass mailing of credit card offers to consumers as the most cost-effective means of achieving the growth rates they seek. Often this process is accomplished by obtaining from one of the national credit bureaus a list of names of individuals who meet the issuer's credit guidelines, which are usually based on widely used credit underwriting practices in the industry.

    CompuCredit expects that the key challenges for credit card issuers in the near future will be (i) the management of credit quality, (ii) the management of client attrition and retention and (iii) new account acquisition strategies. CompuCredit anticipates that, as credit card issuers continue to use standard risk assessment and target marketing tools, niches of under-served clients who will actually perform better than their generic credit score indicates will continue to develop. This will create opportunity for specialty issuers with the information systems and expertise to market consumer credit products to these client segments profitably.

COMPUCREDIT'S DATABASE SYSTEM

    CompuCredit has developed a proprietary database management system which supports all of the decision-making functions, including target marketing, solicitation, application processing, account management and collections activities. The database system is a comprehensive information warehouse that maintains critical information regarding a client throughout the client's relationship with CompuCredit. The system's purpose is to gather, store and analyze the data necessary to facilitate CompuCredit's target marketing and risk management decisions.

[The omitted graphical material includes five rectangular boxes arranged vertically with a downward arrow from each. The boxes are labeled (in order):
Target Marketing, Solicitation, Application Processing, Account Management, and Collections and Delinquency Management.]

    CompuCredit's database system captures combinations of client information gathered in the target marketing and solicitation phases of the client relationship and additional data gathered throughout the remainder of the relationship, including client behavior patterns. By combining this information, CompuCredit has established an analytical database linking static historical data with actual client performance. The following is a partial listing of the data elements maintained by CompuCredit's database system for each phase of the client relationship:

[The omitted graphical material includes four boxes, each one referring to a particular phase of the client relationship. The boxes include a partial listing of data elements. The first box is titled Target Marketing and lists Credit Bureau Data, Demographic Data, Previous Solicitation History, Target Marketing Scores and Risk Scores. The second box is titled Solicitation and Application Processing and lists Credit Bureau Data, Demographic Data, Original Pricing Credit Line Offer and Potential Pricing/ Credit Line Offers. The third box is titled Account Management and lists Payment History, Balance, Credit Line, Revenue, Behavior Scores and Transaction Data. The last box is titled Collections and Delinquency Management and lists Payment History, Previous Collections Efforts, Balance, Credit Line and Credit Bureau Data.]

    CompuCredit's database system enables management to rapidly evaluate and respond to changes in the risk profile of a client throughout the relationship. The intranet interface--the internal computer network which allows management access to the database--provides CompuCredit with timely and easy access to the data.

[The omitted graphical representation illustrates the Company's use of its database management system to process data gathered throughout the client relationship and to provide CompuCredit management with critical information. The figure consists of three rows of boxes. The first row includes five squares labeled Target Marketing Data, Solicitation and Application Processing, Fee-Based Product Marketing Data, Account Management Data and Collections Data, with arrows from each box to and from the second row which contains one rectangular box labeled Database Management System. The Database Management System rectangular box has an arrow to and from the third row which has a rectangular box labeled CompuCredit Management. An arrow pointing left to right labeled Intranet Interface points to the arrow between the box titled Database Management System and the box CompuCredit Management.]

    The use of a single database system for all phases of the client relationship enables CompuCredit to continuously refine and optimize target marketing and portfolio management decisions on the basis of continuous feedback. CompuCredit believes that this capability has been critical in identifying under-served segments which CompuCredit anticipates will be profitable and which have been overlooked by traditional providers of credit-related products.

TARGET MARKETING SYSTEM

    Since 1996, CompuCredit has worked with a national credit bureau to develop proprietary risk evaluation systems using credit bureau data. Initially, CompuCredit developed the systems using randomly selected historical data sets of payment history on all types of consumer loans. Since March 1997, these proprietary risk evaluation systems have included the specific behavior of CompuCredit's clients. CompuCredit's systems enable it to segment clients into narrower ranges within each FICO score range. This sub-segmentation is designed to enable CompuCredit to avoid unacceptable credit risk and to price its products more effectively.

    Within each FICO score range, CompuCredit evaluates every potential client using numerous credit and marketing segmentation methods derived from a variety of data sources. CompuCredit places potential clients into unique product offering segments based upon combinations of factors reflecting its assessment of credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit and payment capacity. These product offering segments are chosen to meet the following primary target marketing strategies:

    - Marketing to those under-served client segments who have acceptable credit and bankruptcy risk and who have the highest revenue potential within those segments;

    - Providing a variety of general-purpose credit cards to satisfy the different financial needs of various segments of the under-served market; and

    - Providing a variety of fee-based ancillary products and services to leverage CompuCredit's relationship with the under-served client.

    CompuCredit focuses its marketing programs on those client segments which have high revenue potential when compared to other segments and demonstrate acceptable credit and bankruptcy risk. CompuCredit seeks to accomplish this by establishing, for each client segment, the appropriate risk-based pricing level that will maintain an acceptable response rate to CompuCredit's direct mail and telemarketing campaigns. During 1997 and 1998, CompuCredit solicited more than
11.2 million potential clients and experienced a response rate that it believes is significantly higher than the overall rate experienced by the credit card industry. The key to CompuCredit's efforts is the use of its unique systems to evaluate credit risk more effectively than the use of FICO scores alone.

    Based on research it has conducted with a national credit bureau, CompuCredit has determined that there are approximately 82 million consumers in the United States that are under-served by consumer credit grantors. These are consumers who CompuCredit believes are not being solicited with offers of credit cards on a pre-selected basis as often as other consumers. These under-served consumers are often served only by finance companies and retail store credit card issuers, both of which offer far less consumer utility than a bankcard. Using its proprietary scoring models, CompuCredit estimates that, at any given time, approximately 20 to 25 million of these 82 million under-served consumers present levels of credit risk acceptable for CompuCredit's credit card. Since 1996, CompuCredit has conducted periodic research that indicates that the particular consumers included in the pool of potential clients changes over time as an individual's credit characteristics change relative to CompuCredit's criteria. CompuCredit believes that these consumers have a need for convenient credit, are avoided by most issuers, will respond positively to an offer and will repay satisfactorily. CompuCredit anticipates that by using its sophisticated database system, it can apply advanced mathematical techniques to the under-served market to identify profitable client segments and the appropriate pricing strategies for each of these segments.

    CompuCredit's client solicitation strategy is to test several differently priced products against unique pools of potential clients with similar risk characteristics. The results of direct mail and telemarketing campaigns and follow-up mailings are continuously monitored and analyzed using CompuCredit's proprietary database system.

    CompuCredit offers its Classic, Gold, Platinum and Diamond cards in a variety of product offerings varying by the amount of the credit line, the interest rate and the annual fee:

CHARACTERISTIC                                   RANGE OF OFFERINGS
-----------------------------------------------  ---------------------------------------------
Initial Credit Line............................  $500 to $10,000
APR............................................  Prime + 7.40% to Prime + 21.75%
Annual Fee.....................................  $0 to $100

    Product offerings for a particular client are determined by examining a number of factors in the client's credit file, including CompuCredit's assessment of credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit, payment criteria and revenue potential, among other factors.

TARGET MARKETING IN PORTFOLIO ACQUISITIONS

    CompuCredit anticipates increasing its receivables portfolio through the aggressive use of its target marketing system to originate clients through direct mail and telemarketing campaigns. CompuCredit expects that it will also pursue growth through the opportunistic purchase of existing credit card portfolios. CompuCredit uses the same analytical systems employed in its direct mail and telemarketing campaigns to seek to purchase portfolios that are primarily comprised of under-served clients. CompuCredit's strategy for its purchased portfolios is to use its numerous credit and marketing segmentation methods to select those accounts to which an Aspire credit card will be issued and to use its proprietary account management systems to enhance the performance of the portfolio and to market fee-based ancillary products and services to the new clients. As with the account origination process, each client is evaluated using numerous credit and marketing segmentation methods derived from a variety of data sources. Clients are placed into unique product offering segments based upon combinations of factors reflecting their credit risk, bankruptcy risk, supply of revolving credit, demand for revolving credit and payment capacity. CompuCredit has completed two portfolio acquisitions and expects that it will regularly evaluate other potential portfolio acquisitions.

    CompuCredit's unique target marketing system is intended to provide the same competitive advantage when evaluating portfolios as when originating clients through direct mail or telemarketing campaigns. CompuCredit believes that its ability to evaluate credit risk within FICO score ranges enables it to more accurately determine the portfolio's overall credit risk than many portfolio sellers and many other companies that may bid on portfolio purchases. This risk evaluation expertise is designed to enable CompuCredit to avoid portfolio purchases in which the final purchase premium or discount does not accurately reflect the credit risk of the portfolio. Conversely, CompuCredit may bid more aggressively for portfolios in which the perceived credit risk, as reflected by the FICO scores, is significantly higher than CompuCredit's forecast of credit risk.

    CompuCredit's target marketing system, which combines its proprietary risk evaluation system with sophisticated techniques for estimating supply of revolving credit, demand for revolving credit and bankruptcy risk, is designed to provide CompuCredit with a competitive advantage in evaluating the potential profitability of target clients, whether originated by CompuCredit or purchased. CompuCredit continuously seeks to refine its target marketing system through the development of new analytical segmentation tools and the evaluation of the system's effectiveness on previous marketing campaigns and portfolio acquisitions.

SOLICITATION

    CompuCredit uses its target marketing strategies to identify potential clients and to assess the type of product offering to be made to each potential client. CompuCredit then uses either direct mail or telemarketing campaigns to solicit each client. In each direct mail campaign conducted to date, CompuCredit has experimented with several combinations of rates, fees and credit limits directed at specific client segments in order to evaluate response rates and further refine its pricing strategies within each client segment and for all client segments as a group. Since its inception through December 31, 1998, CompuCredit has solicited new accounts from approximately 11.2 million potential clients using direct mail and telemarketing. CompuCredit has also resolicited a limited number of those recipients of direct mail who did not respond to an initial solicitation in order to utilize refined pricing strategies developed following the evaluation of the results of earlier mailings. To date, all of CompuCredit's offers have been pre-approved or pre-selected offers for an unsecured Visa credit card and have not included any teaser-rate pricing. Third party print production facilities produce its direct mail campaigns, and CompuCredit contracts with third party telemarketing providers for its telemarketing campaigns. Responses to both direct mail and telemarketing campaigns are then forwarded to CompuCredit for application processing. The response data received is also integrated into CompuCredit's database system for future analysis and response modeling.

APPLICATION PROCESSING

    CompuCredit contracts with third party providers for the data entry of credit card applications resulting from its solicitations. Application coupons mailed in by clients are keyed by the data entry provider into a machine-readable format. CompuCredit also uses telemarketing vendors to input application data for clients who respond to solicitations via the telephone. Entered application data is electronically transmitted in batches to CompuCredit for processing by its application processing system.

    CompuCredit has developed flexible, proprietary methods of evaluating applications using an application processing system that automates the evaluation of client application data. The system utilizes pre-defined criteria to review applicant-provided information and to compare the information to the applicant's original solicitation data, as well as to data from an online credit file that is automatically requested for each applicant. The system performs a series of comparisons of identification information, such as name, address, social security number, from the three data sources to verify that client-supplied information is complete and accurate. Potentially fraudulent applications are declined or held for further review.

    The applicant's online credit file that is obtained after the receipt of his or her response is further evaluated by the system to ensure that the applicant still meets the creditworthiness criteria applied during the original prescreen process. The same credit criteria, proprietary custom models and credit bureau data items used during the initial prescreen selection process are recalculated for each applicant. Applicants still meeting CompuCredit's creditworthiness criteria are designated as "approvals" and assigned a final credit offer.

    Statistics related to response rates and final offers and terms are captured daily for all processed applications and are transferred to CompuCredit's proprietary database for ongoing tracking and analysis.

FEE-BASED PRODUCTS AND SERVICES

    CompuCredit offers fee-based products and services to its clients, including life insurance, card registration, telecommunication products and services, memberships in preferred buying clubs, travel services and debt waiver programs in the event of disability or unemployment of the client. These fee-based products and services are offered at various times during the client relationship based on tailored marketing lists derived from CompuCredit's database. CompuCredit currently markets all non-credit products and services pursuant to joint marketing agreements with third parties and is continually evaluating additional products it offers to its clients either directly or through continued joint marketing efforts with third party providers of such products and services. Profitability for fee-based products and services is affected by the response rates to product solicitations, the volume and frequency of the marketing programs, the commission rates received from the product providers, the claim rates and claims servicing costs for certain products and the operating expenses associated with the programs. Several of CompuCredit's fee-based product relationships began in 1998, and these products and services are expected to increase in the future as CompuCredit continues to increase its credit card client base and introduce new products. Response rates experienced to date indicate strong demand for these products and services among CompuCredit's client base.

ACCOUNT AND PORTFOLIO MANAGEMENT

    ONGOING ACCOUNT MANAGEMENT. CompuCredit's management strategy is to aggressively manage account activity using behavioral scoring, credit file data and its proprietary risk evaluation systems. These strategies include the active management of transaction authorizations, account renewals, over-limit accounts and credit line modifications. CompuCredit uses an adaptive control system to translate its strategies into the account management processes. The system enables CompuCredit to develop and test multiple strategies simultaneously, which allows CompuCredit to continually refine its account management activities. CompuCredit has incorporated its proprietary risk score into the control system, in addition to standard behavior scores used widely in the industry, in order to better segment, evaluate and properly manage the accounts. CompuCredit believes that by combining external credit file data along with historical and current client activity, it is able to better predict the true risk associated with current and delinquent accounts.

    CompuCredit monitors authorizations for all accounts. Client credit availability is limited for transaction types which CompuCredit believes are higher risks such as certain foreign transactions and cash advances. CompuCredit manages credit lines to reward under-served clients who are performing well and to mitigate losses from delinquent client segments. Accounts exhibiting favorable credit characteristics are periodically reviewed for credit line increases, and strategies are in place to aggressively reduce credit lines for clients demonstrating indicators of increased credit or bankruptcy risk. Data relating to account performance is captured and loaded into CompuCredit's proprietary database for ongoing analysis. CompuCredit proactively adjusts account management strategies as necessary, based on the results of such analyses. Additionally, CompuCredit uses industry-standard fraud detection software to manage the portfolio. CompuCredit routes accounts to manual work queues, and suspends charging privileges if the transaction-based fraud models indicate a high probability of fraudulent card use.

    CLIENT ADVISORY SERVICES. CompuCredit has implemented an advisory program to assist its clients in understanding the prudent use of general-purpose credit cards. CompuCredit uses its proprietary systems to identify clients who are not delinquent but are exhibiting credit behavior likely to result in delinquency in the future. CompuCredit assigns these accounts to its credit advisors who actively review all account activity and, if necessary, contact the client via letter or telephone. Actions taken by CompuCredit may include client-friendly advice concerning the prudent use of credit, temporary or permanent reduction in credit line availability, review of the client's full credit report, debts and income, and establishing repayment terms to assist the client in avoiding becoming over-extended.

    Management believes that this client advisory strategy is not widely practiced in the credit card industry. CompuCredit's advisory program allows CompuCredit to enhance its relationship with its clients by providing valuable and meaningful assistance while simultaneously contributing to prudent risk management strategies to reduce bad debt losses.

    OUTSOURCING. Certain account management functions--including card embossing/mailing, fraud detection/investigation, cycle billing/payment processing and transaction processing/authorization--are outsourced to Columbus Bank and Trust and Total Systems. In January 1997, CompuCredit entered into an Affinity Card Agreement with Columbus Bank and Trust, a subsidiary of Synovus Financial Corporation, that provides for the issuance of Aspire credit cards and the performance of the outsourced functions noted above. CompuCredit has filed an application to organize a state-chartered
"credit card" bank under the laws of the State of Georgia which, if organized, will become the issuer of the Aspire credit card. CompuCredit expects that the ability to issue its own credit cards will provide additional flexibility and enable it to reduce its dependency on third-party service providers. However, CompuCredit intends to continue to outsource certain functions to Columbus Bank and Trust and its affiliate, Total Systems, and has recently renewed its agreement with Columbus Bank and Trust which provides for the servicing of the Aspire accounts in substantially the same manner in which these services are currently being performed.

COLLECTIONS AND DELINQUENCY MANAGEMENT

    Management considers its prior experience in successfully operating professional collection agencies, coupled with its proprietary systems, to be a significant competitive advantage in minimizing delinquencies, bad debt losses and operating expenses associated with the collection process.

CompuCredit uses its systems to develop custom collection models that rank-order accounts based on collectability and level of risk. CompuCredit analyzes the output from these models to identify the collection activity most likely to result in curing the delinquency cost-effectively rather than treating all accounts the same based on the mere passage of time, as CompuCredit believes most creditors do.

    As in all aspects of its risk management strategies, CompuCredit routinely tests alternative strategies and compares the results with existing collection strategies. Results are measured based on delinquency rates, expected losses and costs to collect. Existing strategies are then adjusted as suggested by these results. Management believes that maintaining the ongoing discipline of testing, measuring and adjusting collection strategies will result in minimized bad debt losses and operating expenses. CompuCredit believes this approach differs significantly from the approach taken by the vast majority of credit grantors that implement collection strategies based on commonly accepted peer group practices.

    CompuCredit opened a new 12,000 square foot collection facility in Atlanta, Georgia in June 1998 which operates from 8:00 a.m. until 9:00 p.m. Monday through Friday and from 8:00 a.m. until 4:30 p.m. on Saturday. CompuCredit has a full-time staff with an average experience of over ten years in collections. Management has instituted collector incentive compensation plans similar to those it successfully employed in its prior experience operating professional collection agencies. In addition to its full-time staff, CompuCredit outsources some of its collection activities. CompuCredit continuously monitors the performance of its third party providers against that of its staff to determine which is more effective.

SECURITIZATIONS


    CompuCredit finances the increase of its credit card receivables primarily through securitizations. As CompuCredit generates or acquires credit card receivables, it securitizes the receivables through its master trust or through special purpose entities to third parties. CompuCredit's current securitization structures typically provide for the daily securitization of all new credit card receivables arising under the securitized accounts. The receivables that are sold through securitization are removed from CompuCredit's balance sheet for financial reporting purposes. Following a sale, CompuCredit receives cash flows which represent the finance charges and past due fees in excess of the sum of the return paid to investors, servicing fees, credit losses and required amortization payments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Card Securitizations" and "--Liquidity, Funding and Capital Resources."


CONSUMER AND DEBTOR PROTECTION LAWS AND REGULATIONS

    CompuCredit's business is regulated under several federal and state consumer protection and other laws, rules and regulations, including the federal Truth-In-Lending Act, the federal Equal Credit Opportunity Act, the federal Fair Credit Reporting Act, the federal Fair Debt Collection Practices Act and the federal Telemarketing and Consumer Fraud and Abuse Prevention Act. These statutes, among other things, impose certain disclosure requirements when a consumer credit loan is advertised, when the account is opened and when monthly billing statements are sent. In addition, these statutes limit the liability of credit cardholders for unauthorized use, prohibit certain discriminatory practices in extending credit and impose certain limitations on the types of charges that may be assessed and the use of consumer credit reports.

    Changes in any of these laws or regulations, or in their interpretation or application, could significantly harm CompuCredit's business. Various proposals which could affect CompuCredit's business have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, substantially revising the laws governing consumer bankruptcy, limiting the use of social security numbers, permitting affiliations between banks and commercial, insurance or securities firms, and other regulatory restructuring proposals. There have also been proposals in state legislatures in recent years to restrict telemarketing activities, impose statutory caps on consumer interest rates, limit the use of social security numbers and expand consumer protection laws. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on CompuCredit.

    Although CompuCredit believes that it and Columbus Bank and Trust are currently in compliance with applicable statutes and regulations, there can be no assurance that CompuCredit or Columbus Bank and Trust will be able to maintain such compliance. The failure to comply with applicable statutes or regulations could significantly harm CompuCredit's results of operations or financial condition. In addition, due to the consumer-oriented nature of the credit card industry, there is a risk that CompuCredit or other industry participants may be named as defendants in litigation involving alleged violations of federal and state laws and regulations, including consumer protection laws, and consumer law torts, including fraud. Although CompuCredit currently is not involved in any material litigation, a significant judgment against it or within the industry in connection with any such litigation could have a material adverse effect on CompuCredit's results of operations or financial condition.

    The National Bank Act of 1864 authorizes national banks to charge clients interest at the rates allowed by the laws of the state in which the bank is located, regardless of any inconsistent law of the state in which the bank's clients are located. A similar right is granted to state institutions such as Columbus Bank and Trust in the Depository Institutions Deregulation and Monetary Control Act of 1980. In 1996, the United States Supreme Court held that late payment fees are "interest" and therefore can be "exported" under the National Bank Act, deferring to the Comptroller of the Currency's interpretation that interest includes late payment fees, insufficient funds fees, over-limit fees and certain other fees and charges associated with credit card accounts. This decision does not directly apply to state institutions such as Columbus Bank and Trust. Although several courts have upheld the ability of state institutions to export certain types of fees, a number of lawsuits have been filed alleging that the laws of certain states prohibit the imposition of late fees. If the courts do not follow existing precedents, Columbus Bank and Trust's ability to impose certain fees could be adversely affected, which could significantly harm CompuCredit's results of operations or financial condition.

    CompuCredit does not currently own a bank. However, CompuCredit has filed an application to organize a state-chartered "credit card bank" under the laws of the State of Georgia. Once organized, CompuCredit expects this bank to become the issuer of CompuCredit's Aspire credit card. If CompuCredit completes that process, this bank will be subject to the various state and federal regulations generally applicable to such institutions, including restrictions on the ability of the bank to pay dividends to CompuCredit.

COMPETITION

    CompuCredit faces intense and increasing competition from other consumer lenders. In particular, CompuCredit's credit card business competes with national, regional and local bank card issuers, and with other general-purpose credit card issuers, including American Express, Discover and issuers of Visa and MasterCard. CompuCredit also competes, to a lesser extent, with retail credit card issuers, such as department stores and oil companies, and other providers of unsecured credit. Large credit card issuers may compete with CompuCredit for clients by offering lower interest rates and fees. In addition, new issuers have entered the market in recent years. Many of these competitors are substantially larger than CompuCredit and have greater financial resources. Clients choose credit card issuers largely on the basis of price, including interest rates and fees, credit limit and other product features. For this reason, client loyalty is often limited. CompuCredit may lose entire accounts, or may lose account balances, to competing credit card issuers.

    CompuCredit's competitors are continually introducing new tactics to attract clients and increase their market share. The most heavily-used techniques are advertising, target marketing, balance transfers, price competition, incentive programs and using the name of a sports team or a professional association on their credit cards, or "co-branding." In response to competition, some issuers of credit cards have lowered interest rates and offered incentives to retain existing clients and attract new ones.

These competitive practices, as well as competition that may develop in the future, could harm CompuCredit's ability to obtain clients and maintain its profitability.

PROPERTIES

    CompuCredit's principal executive offices, comprising approximately 6,000 square feet, and its operations center, comprising approximately 12,000 square feet, are located in leased premises in Atlanta, Georgia. CompuCredit believes that its facilities are suitable to its businesses and that it will be able to lease or purchase additional facilities as its needs require.

EMPLOYEES

    As of December 31, 1998, CompuCredit had 95 employees, all of whom are located in Georgia. No collective bargaining agreement exists for any of its employees. CompuCredit considers its relations with its employees to be good.

TRADEMARKS

    Aspire is a registered trademark of CompuCredit. CompuCredit, Aspire Diamond, Diamond Select and Aspire Diamond Select are trademarks of CompuCredit, and applications to register these trademarks are pending. CompuCredit considers these trademarks to be readily identifiable with, and valuable to, its business. This prospectus also contains trade names and trademarks of other companies that are the property of their respective owners.

PROPRIETARY RIGHTS AND LICENSES

    CompuCredit regards its database management system and its customer selection and risk evaluation criteria as confidential and proprietary. CompuCredit initially developed its pre-screen customer selection criteria under a contract with a national credit bureau; however, CompuCredit owns all intellectual property rights in the resulting model. CompuCredit's database management system has been developed by a third party developer under a contract pursuant to which CompuCredit holds an exclusive, perpetual license to use, copy, execute, display and reproduce the software constituting CompuCredit's database management system. The third party developer owns this software, subject to CompuCredit's license. The third party developer also has granted to CompuCredit a nonexclusive license to use, copy or display for internal use a system that automates the evaluation of client application data, which, among other things, provides CompuCredit with real-time access to credit information concerning its target market and its customers. The third party developer continues to provide substantially all of the computer software design and implementation services required by CompuCredit in the continuing refinement and use of its computer software systems. The third party developer has granted to CompuCredit a right of first refusal during the term of the agreement in the event the developer wishes to sell or otherwise transfer any of its ownership rights in the software it licenses to CompuCredit. In addition, CompuCredit has the right to acquire the entity that owns the database management system software for a purchase price of $2.4 million at any time beginning September 23, 2000 and ending 12 months after the termination of the agreement with the third party developer. The initial term of this agreement, which is subject to extension or early termination under certain circumstances, expires on September 23, 2000.

LEGAL PROCEEDINGS

    Management believes CompuCredit is not a party to any legal proceeding reasonably likely to have a material adverse effect on CompuCredit's financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The executive officers and directors of CompuCredit, including persons who will become directors upon the closing of the offering, as well as certain key employees, and their ages as of January 31, 1999, are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
David G. Hanna.......................................          34   President and Chairman of the Board
Richard W. Gilbert...................................          44   Chief Operating Officer and Director
Brett M. Samsky......................................          34   Chief Financial Officer
Ashley L. Johnson....................................          30   Controller
Richard R. House, Jr.................................          35   Chief Credit Officer
Rohit H. Kirpalani...................................          38   General Counsel
Andrew A. Yates......................................          35   Director of Risk Management
Christopher J. Rief..................................          31   Director of Operations
Frank J. Hanna, III..................................          36   Director
Richard E. Huddleston................................          54   Director
Gail Coutcher Hughes.................................          49   Director
James P. Kelly, III..................................          42   Director
Mack F. Mattingly....................................          68   Director

    DAVID G. HANNA, President and Chairman of the Board. Mr. Hanna has been the President of CompuCredit since its inception in 1996 and the sole director since CompuCredit's merger into a corporation in August 1997. Mr. Hanna will become Chairman of the Board upon consummation of the offering. Mr. Hanna has been in the credit industry for over ten years. Since 1992, Mr. Hanna has served as President and a director of HBR Capital, Ltd., an investment management company. In 1989, prior to forming CompuCredit, Mr. Hanna co-founded and served as President of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Until Account Portfolios was sold in 1995, it utilized proprietary scoring models to analyze portfolio acquisitions as well as the portfolios that Account Portfolios had purchased on an ongoing basis. From 1988 to 1992, he was President of the Government Division of Nationwide Credit where he managed and directed division operations, planning, strategy and sales, including collection performance, adherence to contractual requirements and government marketing. He served as Commercial Loan Officer at Citizens & Southern National Bank prior to joining Nationwide Credit. Mr. Hanna has a BBA in Finance from the University of Georgia. Mr. Hanna is the brother of Frank J. Hanna, III, who will become a director upon consummation of the offering.

    RICHARD W. GILBERT, Chief Operating Officer and Director. Mr. Gilbert has been the Chief Operating Officer of CompuCredit since its inception in 1996 and will become a director upon consummation of the offering. Mr. Gilbert has over 21 years' experience in the consumer credit industry. From 1990 until 1995, he was employed by Equifax initially as Chief Operating Officer of its collection division and subsequently as General Manager of Strategic Client Services. From 1995 until 1997, Mr. Gilbert was employed by HBR Capital, an investment management company, as Chief Operating Officer of The American Education Fund, L.P. From 1979 until Nationwide Credit was sold in 1990, Mr. Gilbert served in various positions, including as Vice President of Operations, Vice President of Development and Vice President of Marketing and as President of Financial Health Services, a division of Nationwide Credit. Mr. Gilbert earned his J.D. degree, CUM LAUDE, from John Marshall Law School in 1978 and completed his undergraduate work at Berry College. He is a member of the Georgia Bar Association.

    BRETT M. SAMSKY, Chief Financial Officer. Mr. Samsky has been the Chief Financial Officer of CompuCredit since its inception in 1996. Mr. Samsky has over five years' experience in the credit industry. From November 1992 to the present, Mr. Samsky has served as Chief Financial Officer of HBR Capital, an investment management company. Mr. Samsky was Chief Financial Officer of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable, from 1992 until its sale in 1995. Prior to joining Account Portfolios, Mr. Samsky served as a senior accountant at Deloitte & Touche during 1986 and from 1988 to 1990. Mr. Samsky graduated MAGNA CUM LAUDE with high honors, earning a BBA and MAcc in Accounting from the University of Georgia. Mr. Samsky also attended the University of Georgia Law School from 1990 to 1992 and is a licensed Certified Public Accountant in the State of Georgia.

    ASHLEY L. JOHNSON, Controller. Ms. Johnson has been the Controller of CompuCredit since its inception in 1996 and has over five years of experience in the credit industry. From May 1993 to the present, Ms. Johnson has served as Controller of HBR Capital, an investment management company. From 1993 until its sale in 1995, Ms. Johnson was the Controller for Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. Prior to joining Account Portfolios, Ms. Johnson was a senior accountant at Deloitte & Touche from 1989 to 1993. Ms. Johnson graduated MAGNA CUM LAUDE from Clemson University with a BS in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

    RICHARD R. HOUSE, JR., Chief Credit Officer. Mr. House joined CompuCredit in April 1997. Mr. House has over 12 years' experience in the consumer credit industry. From 1993 until 1997, Mr. House managed and directed Equifax's Decision Solutions division, Equifax's quantitative analysis and modeling group. Prior to joining Equifax in 1991, he was employed by the JC Penney Company, where he held various positions in credit operations and credit policy. Mr. House earned a BA in Economics from the Georgia Institute of Technology and an MA in Economics from Southern Methodist University.

    ROHIT H. KIRPALANI, General Counsel. Mr. Kirpalani joined CompuCredit in September 1998. From 1995 to 1998, Mr. Kirpalani was an associate with Orrick, Herrington & Sutcliffe LLP. Prior to joining Orrick, Herrington & Sutcliffe LLP, he was an associate with Milbank, Tweed, Hadley & McCloy. Mr. Kirpalani earned his J.D. degree, CUM LAUDE, from Georgetown University and graduated from Rutgers University with a BS in economics.

    ANDREW A. YATES, Director of Risk Management. Mr. Yates joined CompuCredit in April 1997. Mr. Yates has over 10 years of consumer credit experience. From 1995 to 1997, Mr. Yates served as a Senior Consultant for Equifax's Decision Solutions division, Equifax's quantitative analysis and modeling group. Prior to joining Equifax, Mr. Yates worked for JC Penney Company as a credit risk manager from 1987 to 1994. Mr. Yates received a BS in Finance from the University of Florida.

    CHRISTOPHER J. RIEF, Director of Operations. Mr. Rief joined CompuCredit in May 1998. Mr. Rief has over eight years' experience in the credit industry. From 1995 to 1998, Mr. Rief was the Director of Client Service for First Data Corporation's BankCard Program Services division. Prior to joining First Data Corporation, he worked in the BankCard Center of Southtrust Bank of Alabama from 1990 to 1995. Mr. Rief graduated from Huntingdon College with a BA in Management.

    FRANK J. HANNA, III, Director. Mr. Hanna will become a director upon consummation of the offering. Since 1992, Mr. Hanna has served as Chief Executive Officer of HBR Capital, an investment management company. In 1989, Mr. Hanna co-founded and served as Chief Executive Officer of Account Portfolios, a purchaser and manager of portfolios of non-performing loans and accounts receivable. From 1988 to 1990, Mr. Hanna was Group Vice President, Finance and Administration for Nationwide Credit. Prior to joining Nationwide Credit, Mr. Hanna practiced corporate law in Atlanta. Mr. Hanna earned his J.D. degree, CUM LAUDE, and a BBA in Finance as a first honor graduate from the University of Georgia. Mr. Hanna is the brother of David G. Hanna, the President and Chairman of the Board of CompuCredit.


    RICHARD E. HUDDLESTON, Director. Mr. Huddleston will become a director upon consummation of the offering. From March 1998 to December 1998, Mr. Huddleston served as Vice President of Sales for Financial Services for APAC Teleservices, Inc. From October 1997 to present, he has worked as an independent consultant. From December 1989 to April 1997, Mr. Huddleston served as Executive Vice President and director of Prudential Bank and Trust and as Vice President and director of Prudential Savings Bank and remained with such companies until October 1997. Mr. Huddleston graduated from the University of Virginia McIntire School of Commerce and Retail Banking in 1978.


    GAIL COUTCHER HUGHES, Director. Ms. Coutcher Hughes will become a director upon consummation of the offering. Ms. Coutcher Hughes co-founded in February 1996 and serves as President of the Hughes Group, Ltd., an executive search firm. From 1980 to January 1996, Ms. Coutcher Hughes was employed by Source Finance, a national placement firm specializing in the placement of financial and accounting professionals, where she served as Managing Partner of its Atlanta office. Ms. Coutcher Hughes graduated from the University of Georgia in 1971 with a BBA in Accounting and is a licensed Certified Public Accountant in the State of Georgia.

    JAMES P. KELLY, III, Director. Mr. Kelly will become a director upon consummation of the offering. Since 1990, Mr. Kelly has been the owner of James
P. Kelly, III, P.C., a tax, corporate and education law firm. In 1991, Mr. Kelly founded the Georgia Community Foundation, Inc. and currently serves as its Executive Director and General Counsel. Mr. Kelly has a J.D. from the University of Georgia, an MA of Taxation from Georgia State University and a BBA degree in Management from the University of Georgia.

    MACK F. MATTINGLY, Director. Senator Mattingly will become a director upon consummation of the offering. Senator Mattingly is currently a self-employed entrepreneur, speaker and author. From 1992 until March 1993, he served as United States Ambassador to the Republic of Seychelles. From 1987 to 1990, Senator Mattingly served as the Assistant Secretary General for Defense Support at NATO Headquarters in Belgium. In 1981, he was elected to the United States Senate from the State of Georgia, where he served until 1987.

BOARD COMMITTEES


    AUDIT COMMITTEE. Immediately following the closing of the offering, the Board of Directors will establish an audit committee. A majority of the members of the Audit Committee will be non-employee directors. The Audit Committee, among other things, will make recommendations to the Board of Directors concerning the engagement of independent public accountants, monitor and review the quality and activities of CompuCredit's internal audit function and those of its independent auditors, and monitor the adequacy of CompuCredit's operating and internal controls as reported by management and the independent or internal auditors. The members of the Audit Committee will be Frank J. Hanna, III, Gail Coutcher Hughes and James P. Kelly, III.


    COMPENSATION COMMITTEE. As soon as practicable after the closing of the offering, the Board of Directors will establish a compensation committee. The Compensation Committee, among other things, will review salaries, benefits and other compensation of directors, officers and other employees of CompuCredit and make recommendations to the Board of Directors concerning such matters. The members of the Compensation Committee will be David G. Hanna, Richard E. Huddleston and Mack F. Mattingly.

DIRECTOR COMPENSATION

    Members of the Board of Directors who are not employees of CompuCredit or holders of 5% or more of the common stock will receive options to purchase 5,000 shares of common stock upon initially joining the Board of Directors. CompuCredit intends to pay these non-employee directors a fee of $2,500 for each board or committee meeting attended. These non-employee directors will also be eligible to participate in the 1998 Stock Option Plan. All directors will be reimbursed for expenses incurred to attend the meetings of the Board of Directors or committees thereof.

    CompuCredit does not currently intend to provide employee directors with any additional compensation, including grants of stock options, for their service on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at board meetings.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the annual compensation earned by CompuCredit's President and CompuCredit's other executive officers whose annual salary and bonus during the 1998 fiscal year exceeded $100,000. CompuCredit believes that the annual compensation of its executive officers, including its President, Chief Operating Officer, Chief Credit Officer, Chief Financial Officer and Controller, is below market as compared to CompuCredit's competitors. These executive officers also have not received any bonuses or stock options and will not be granted stock options in connection with the offering. This approach to compensation, combined with the executive officers' existing stock ownership, is intended to provide an incentive for these executive officers to focus on the appreciation of the value of the common stock. For each executive officer's existing stock ownership, see "Principal Shareholders."

                           SUMMARY COMPENSATION TABLE

                                                                                         ANNUAL COMPENSATION
                                                                          --------------------------------------------------
                                                                            FISCAL                            OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                                  YEAR       SALARY      BONUS     COMPENSATION
------------------------------------------------------------------------  -----------  ---------  ---------  ---------------
David G. Hanna, President...............................................        1998   $  25,000(1) $      --    $      --
                                                                                1997      50,000(2)        --           --
Richard W. Gilbert, Chief Operating Officer.............................        1998     175,000         --            --
                                                                                1997     175,000(2)        --           --
Richard R. House, Jr., Chief Credit Officer.............................        1998     187,880         --            --
                                                                                1997     108,615(3)        --           --

------------------------

(1) Reflects compensation for the period from July 1, 1998, when Mr. Hanna began receiving compensation, through December 31, 1998.

(2) All of the compensation disclosed for Mr. Hanna was paid by HBR Capital and was reimbursed by CompuCredit as part of a fee paid to HBR Capital for management and accounting services provided to CompuCredit in 1997. Of the amount disclosed for Mr. Gilbert, $51,041 was paid by HBR Capital and reimbursed by CompuCredit pursuant to the same arrangement, and the balance was paid by CompuCredit.

(3) Reflects compensation for the period from April 21, 1997, when Mr. House joined CompuCredit, through December 31, 1997.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

    CompuCredit has entered into Employment Agreements with each of its executive officers. Each agreement provides for the payment of an annual salary and requires the employee to devote substantially all of his or her business efforts toward performing the services delegated to him or her by CompuCredit's Chief Executive Officer, which must constitute no less than 40 hours per week of work for CompuCredit or any of its subsidiaries. Each agreement is for a one year initial term beginning on January 1, 1999. Each agreement includes provisions protecting the confidentiality of CompuCredit's proprietary information, transferring and assigning to CompuCredit specified employee work product, and prohibiting the employee from competing with CompuCredit in certain specified manners during a period of one year after the termination of the employee's employment with CompuCredit.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    CompuCredit does not currently have a Compensation Committee. David G. Hanna was responsible for determining the compensation of executive officers during fiscal year 1997 and 1998. None of the executive officers of CompuCredit has served on the Board of Directors or the compensation committee of any entity that had officers who served on CompuCredit's Board of Directors.

1998 STOCK OPTION PLAN

    Pursuant to its 1998 Stock Option Plan, CompuCredit is authorized to grant options to purchase up to 1,200,000 shares of the common stock. Under the 1998 Stock Option Plan, CompuCredit has the authority to grant nonqualified stock options. CompuCredit will receive no consideration for stock options granted under the 1998 Stock Option Plan.

    MAJOR PROVISIONS OF THE 1998 STOCK OPTION PLAN. The following summary of the 1998 Stock Option Plan outlined below is qualified in its entirety by reference to the full text of the 1998 Stock Option Plan, which is filed as an exhibit to the Registration Statement of which this prospectus is a part. The major provisions of the 1998 Stock Option Plan are as follows:

        PURPOSE. The purpose of the 1998 Stock Option Plan is to maximize the long-term success of the Company, to ensure a balanced emphasis on both current and long-term performance, to enhance participants' identification with shareholders' interests and to facilitate the attraction and retention of key individuals with outstanding abilities.

        ADMINISTRATION. Through the date of this prospectus, the 1998 Stock Option Plan has been administered by the Board of Directors. Upon the consummation of the offering, CompuCredit anticipates that its Board of Directors will designate the Compensation Committee to administer the 1998 Stock Option Plan. References in this discussion of the 1998 Stock Option Plan to the Compensation Committee shall be deemed to include the Board of Directors, until it designates the Compensation Committee to administer the Plan, and the Compensation Committee or any other committee or person whom the Board of Directors designates to administer the 1998 Stock Option Plan.

        ELIGIBILITY. The persons who are eligible to receive awards pursuant to the 1998 Stock Option Plan are members of the Board of Directors, employees, consultants and advisors of CompuCredit and its affiliates who have made or have the capability of making a substantial contribution to the success of CompuCredit, as the Compensation Committee selects from time to time. CompuCredit estimates that at the present time all of its employees are eligible to participate in the 1998 Stock Option Plan. In addition, each of its four directors after the offering who are not employees of CompuCredit, officers of CompuCredit or holders of 5% or more of the common stock will be eligible to participate in the 1998 Stock Option Plan.

        OPTION PRICE. The Compensation Committee determines the exercise price per share of the options, which may be less than, equal to or greater than the Fair Market Value, as defined in the 1998 Stock Option Plan, of a share of common stock on the date the option is granted.

        TIME AND MANNER OF EXERCISE. Options may be exercised in whole at any time, or in part from time to time with respect to whole shares only, within the period permitted for exercise and shall be exercised by written notice to CompuCredit. Payment for shares of common stock purchased upon exercise of an option shall be made in cash or in such other form as the Compensation Committee may specify in the applicable option agreement. In addition to the payment of the option price, the participant shall pay to CompuCredit in cash or in common stock the amount CompuCredit is required to withhold or pay under federal or state law with respect to the exercise of the option or, in the alternative, the number of shares delivered by CompuCredit under exercise of the option shall be appropriately reduced to reimburse CompuCredit for such payment.

        AMENDMENT OR TERMINATION OF THE 1998 STOCK OPTION PLAN. The Board of Directors may terminate and in any respect amend or modify the 1998 Stock Option Plan. Except as otherwise provided in the 1998 Stock Option Plan, no amendment, modification or termination of the 1998 Stock Option Plan shall in any manner adversely affect the rights of any participant under the 1998 Stock Option Plan without the consent of such participant.

        FEDERAL INCOME TAX CONSEQUENCES OF THE 1998 STOCK OPTION PLAN. An optionee generally recognizes no taxable income as the result of the grant of any non-qualified stock option, assuming that the option does not have a readily ascertainable fair market value at the time it is granted, which is usually the case with plans of this type. Upon exercise of a non-qualified stock option, an optionee will normally recognize ordinary compensation income for federal tax purposes equal to the excess, if any, of the then fair market value of the shares over the exercise price. Optionees who are employees will be subject to withholding with respect to income recognized upon exercise of a non-qualified stock option.

    CompuCredit will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the exercising optionee, so long as the optionee's total compensation is deemed reasonable in amount.

    Upon a sale of shares acquired pursuant to the exercise of a non-qualified stock option, any difference between the sales price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss and will qualify for long-term capital gain or loss treatment if the shares have been held for more than 12 months.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of CompuCredit's common stock upon closing of the offering. The information is provided with respect to (i) each person who is known by CompuCredit to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of CompuCredit and each person who will become a director upon consummation of the offering, (iii) each executive officer, and
(iv) all of the directors, including persons who will become directors upon closing of the offering and executive officers of CompuCredit as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock subject to options, warrants or other rights to purchase which are currently exercisable or are exercisable within 60 days after the completion of the offering are deemed outstanding for purposes of computing the percentage ownership of the persons holding such options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. An asterisk indicates beneficial ownership of less than 1% of the common stock outstanding.

NAME                                                                         NUMBER OF SHARES     PERCENT OF CLASS
------------------------------------------------------------------------  ----------------------  -----------------
Bravo Trust One (1)(2)..................................................          6,936,169               16.54%
Bravo Trust Two (1)(3)..................................................          6,936,169               16.54
Frank J. Hanna, III (1)(4)..............................................         13,508,133               32.21
David G. Hanna (1)(5)...................................................         13,508,133               32.21
Richard W. Gilbert (1)..................................................          2,971,600                7.09
Brett M. Samsky.........................................................          1,474,581                3.52
Richard R. House, Jr....................................................            608,000                1.45
Ashley L. Johnson.......................................................             76,000               *
Richard E. Huddleston...................................................                 --               *
Gail Coutcher Hughes....................................................                 --               *
James P. Kelly, III.....................................................                 --               *
Mack F. Mattingly.......................................................                 --               *
Directors and executive officers as a group (10 persons)................         31,828,766               75.89

------------------------

(1) The address of the indicated holders is c/o CompuCredit Corporation, Two Ravinia Drive, Suite 1750, Atlanta, Georgia 30346.

(2) Frank J. Hanna, III serves as sole trustee of the trust, whose beneficiaries are members of Frank J. Hanna, III's immediate family.

(3) David G. Hanna serves as sole trustee of the trust, whose beneficiaries are members of David G. Hanna's immediate family.

(4) Includes 6,936,169 shares of common stock held by Bravo Trust One. Includes 317,681 shares of common stock held by CompuCredit Management Corp., of which Frank J. Hanna, III is a 50% owner.

(5) Includes 6,936,169 shares of common stock held by Bravo Trust Two. Includes 317,681 shares of common stock held by CompuCredit Management Corp., of which David G. Hanna is a 50% owner.

                              CERTAIN TRANSACTIONS

    Under a stockholders agreement that CompuCredit has entered into with its existing stockholders, (i) if one or more of the shareholders accepts a BONA FIDE offer from a third party to purchase more than 50% of the outstanding common stock, each of the other shareholders may elect to sell their shares to the purchaser on the same terms and conditions, and (ii) if shareholders owning more than 50% of the common stock propose to transfer all of their shares to a third party, then such transferring shareholders may require the other shareholders to sell all of the shares owned by them to the proposed transferee on the same terms and conditions. Atlantic Equity Corporation, an affiliate of NationsBanc Montgomery Securities LLC, a member of the underwriting group, has certain registration rights under the stockholders agreement. The stockholders agreement also provides certain preemptive rights to Atlantic Equity Corporation and restrictions on the transfer of shares, each of which will terminate upon the consummation of the offering. In addition, the stockholders agreement provides that Frank J. Hanna, III and David G. Hanna, or any of their affiliates, may not be issued additional shares of common stock without the prior written consent of the holders of 90% of the common stock.

    CompuCredit anticipates that the existing stockholders agreement will be terminated by agreement of the parties immediately prior to the closing of the offering and that CompuCredit will enter into a registration rights agreement with Atlantic Equity Corporation and a new stockholders agreement with certain of its stockholders. CompuCredit anticipates that the registration rights agreement with Atlantic Equity Corporation will provide Atlantic Equity Corporation with the same registration rights as it has under the existing stockholders agreement. Compucredit anticipates that the shareholders who will be party to the new stockholders agreement will include David G. Hanna, a trust of which David G. Hanna is the sole trustee, Frank J. Hanna, III, a trust of which Frank J. Hanna, III is the sole trustee, Richard R. House, Jr. and Richard
W. Gilbert. CompuCredit expects the new stockholders agreement to provide for substantially the same "tag-along" and "bring-along" rights as are summarized in the first sentence of the description of the existing stockholders agreement above.

    At the same time as the closing of the offering, shares of CompuCredit's preferred stock held by the following shareholders will be exchanged with CompuCredit for common stock under a plan of recapitalization. Each share of preferred stock has a stated value of $100 per share and accrues dividends at a rate of 9% per annum. The number of shares of common stock each shareholder will receive will be determined by dividing the liquidation preference amount, including accrued dividends, on the closing date of the offering by the offering price per share of the common stock.

                                                                                        LIQUIDATION
                                                                                   PREFERENCE, INCLUDING
                                                                                   ACCRUED DIVIDENDS, AS
                                                                                            OF
STOCKHOLDER                                                 PREFERRED SHARES HELD     MARCH 31, 1999
----------------------------------------------------------  ---------------------  ---------------------
Trust of which David G. Hanna is a trustee................           95,451            $  10,910,180
Trust of which Frank J. Hanna, III is a trustee...........           95,451               10,910,180
CompuCredit Management Corp. (50% owned by each of David
  G. Hanna and Frank J. Hanna, III).......................            2,298                  262,665
Brett M. Samsky...........................................            6,800                  777,249

    Pursuant to a promissory note dated as of April 17, 1998, CompuCredit borrowed $13.0 million from a limited partnership of which (i) the sole limited partner is a trust of which the children of David G. Hanna and Frank J. Hanna, III are included among the beneficiaries and (ii) the general partner is a corporation, all of the outstanding capital stock of which is owned by Frank J. Hanna, Jr., who is David G. Hanna's and Frank J. Hanna, III's father. In July 1998, the promissory note was paid in full. An aggregate of $536,200 of interest was paid on this promissory note.

    During 1997, CompuCredit paid to HBR Capital an aggregate of $300,000 for management and accounting services provided to CompuCredit by employees of HBR Capital. This arrangement was terminated on January 1, 1998. David G. Hanna and Frank J. Hanna, III each own 50% of the capital stock of HBR Capital, and Frank J. Hanna, III, David G. Hanna, Brett M. Samsky and Ashley L. Johnson are employees of HBR Capital.

    From time to time during 1997, a trust of which David G. Hanna is the sole trustee and whose beneficiaries are members of David G. Hanna's immediate family loaned CompuCredit an aggregate of $7,450,000 pursuant to a series of promissory notes, all of which notes were repaid, along with an aggregate of $180,476 of interest, during 1997. Also from time to time during 1997, a trust of which Frank J. Hanna, III is the sole trustee and whose beneficiaries are members of Frank J. Hanna, III's immediate family loaned CompuCredit an aggregate of $7,450,000 pursuant to a series of promissory notes, all of which notes were repaid, along with an aggregate of $180,476 of interest, during 1997.

    In connection with an Affinity Card Agreement dated January 6, 1997, by and between CompuCredit and Columbus Bank and Trust, a trust of which Frank J. Hanna, III is the sole trustee and whose beneficiaries are members of Frank J. Hanna, III's immediate family entered into a Guarantor Agreement, dated December 20, 1996, with CompuCredit and a Pledge Agreement, dated January 8, 1997, with SunTrust Bank whereby the trust granted to SunTrust Bank a security interest in and to certain securities held by the trust and having a par value of $5.0 million, as collateral for a standby letter of credit issued by SunTrust Bank in favor of Columbus Bank and Trust. CompuCredit paid $10,000 to the trust as initial consideration for the Guarantor Agreement and agreed to pay an additional fee of 5% of any amount required to be paid out by SunTrust Bank pursuant to the letter of credit. Another trust of which David G. Hanna is the sole trustee and whose beneficiaries are members of David G. Hanna's immediate family has entered into substantially similar arrangements with CompuCredit and SunTrust Bank.

    In 1996, Richard R. House, Jr. and Richard W. Gilbert loaned Visionary Systems, Inc., or VSI, the third party developer of CompuCredit's database management system, an aggregate of $25,000 each in connection with VSI's commencement of operations. This loan is convertible into shares of capital stock of VSI which would constitute two-thirds of the issued and outstanding capital stock of VSI. Each of Messrs. House and Gilbert has agreed that, as long as he continues to be employed by CompuCredit and the current agreement between CompuCredit and VSI or any other agreement between CompuCredit and VSI or any of its affiliates remains in effect, this conversion right will not be exercisable. Each of Messrs. Gilbert and House has also agreed that, as long as he continues to be employed by CompuCredit, he will not, as a result of his creditor relationship with VSI or the conversion right, derive any economic benefit from any business relationship or arrangement between CompuCredit and VSI or any of its affiliates. However, this provision will not prohibit Mr. Gilbert or Mr. House from receiving any benefit that may arise out of their stock ownership in CompuCredit and any other benefit that Mr. Gilbert or Mr. House may receive from CompuCredit as employees of CompuCredit.

                          DESCRIPTION OF CAPITAL STOCK

    Following the closing of the offering, CompuCredit's authorized capital stock will consist of 60,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

    The following summary of certain provisions of CompuCredit's capital stock describes all material provisions of CompuCredit's Articles of Incorporation and Bylaws relating to the capital stock and certain provisions of the Georgia Business Corporation Code. However, there may be other provisions of the Articles of Incorporation and Bylaws or of the Georgia Business Corporation Code relating to the rights of shareholders that potential investors may consider important. This summary is not intended to be complete and is qualified in its entirety by reference to the provisions of the Georgia Business Corporation Code and judicial decisions interpreting and applying those statutes and to

CompuCredit's Articles of Incorporation and Bylaws filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK

    After giving effect to the offering and the exchange of all of the outstanding shares of CompuCredit's preferred stock for common stock, there will be 41,938,628 shares of common stock outstanding, or 43,157,378 shares if the underwriters exercise their over-allotment option. Immediately following the offering, there will be 270,724 outstanding options to purchase shares of common stock.

    Except as described below under "Preferred Stock," each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, including the election of directors. Shares of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor, subject to preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of CompuCredit, the holders of common stock are entitled to receive ratably the net assets of CompuCredit available after the payment of all its debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the common stock will have no preemptive, subscription, redemption or conversion rights and are not entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares of common stock offered by this prospectus will be validly issued, fully paid and nonassessable upon payment for the shares.

PREFERRED STOCK

    As of the date of this prospectus, there are an aggregate of 200,000 shares of preferred stock outstanding. The outstanding preferred stock, including accrued dividends thereon, will be exchanged for shares of common stock upon the closing of the offering, which will leave no shares of preferred stock outstanding.

    Following the closing of the offering, the Board of Directors can, subject to any limitations prescribed by law and without further shareholder approval, issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as determined by the Board of Directors, such as dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    Following the closing of the offering, CompuCredit's Board of Directors will have the authority to issue the preferred stock and to determine its rights and preferences without obtaining a shareholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of the holders of any preferred stock issued in the future. This type of preferred stock is commonly referred to as "blank check" preferred stock. The issuance of this "blank check" preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could delay, defer or prevent a change in control of CompuCredit. CompuCredit has no present plans to issue any shares of this "blank check" preferred stock.

GEORGIA ANTI-TAKEOVER STATUTES

    The Georgia Business Corporation Code restricts certain business combinations with "interested shareholders" and contains fair price requirements applicable to certain mergers with "interested shareholders" that are summarized below. The restrictions imposed by these statutes will not apply to a corporation unless it elects to be governed by these statutes. CompuCredit has not elected to be covered by such restrictions but may do so in the future.

    The Georgia Business Combination Statute regulates business combinations such as mergers, consolidations, share exchanges and asset purchases where the acquired business has at least 100 shareholders residing in Georgia and has its principal office in Georgia. For purposes of the Business Combination Statute, an "interested shareholder" generally is any person who directly or indirectly, alone or in concert with others, beneficially owns or controls 10% or more of the voting power of the outstanding voting shares of the corporation. The Business Combination Statute prohibits business combinations with an unapproved "interested shareholder" for a period of five years after the date on which that person became an "interested shareholder." The Business Combination Statues applies unless either (i) the corporation's board of directors approved the transaction resulting in such acquiror becoming an "interested shareholder" or the business combination prior to the date on which the acquiror became an "interested shareholder," or (ii) the acquiror became the owner of at least 90% of the outstanding voting stock of the corporation, excluding shares held by directors, officers and affiliates of the corporation and shares held by certain other persons, in the same transaction in which the acquiror became an "interested shareholder." The Business Combination Statute is broad in its scope and is designed to inhibit unfriendly acquisitions.

    Also, the Georgia Fair Price Statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder." The Fair Price Statute prohibits certain business combinations unless (i) certain "fair price" criteria are satisfied, (ii) the business combination is unanimously approved by certain directors of the Georgia corporation, (iii) the business combination is recommended by at least two-thirds of these directors of the Georgia corporation and approved by a majority of the votes entitled to be cast by voting shares, other than those shares beneficially owned by the "interested shareholder," or (iv) the "interested shareholder" has been an "interested shareholder" for at least three years and has not increased this ownership position in such three-year period by more than 1% in any twelve-month period. The Fair Price Statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no public market for the common stock, and no prediction can be made of the effect that the sale or availability for sale of shares of common stock will have on the market price of the common stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the market price of the common stock and could impair CompuCredit's future ability to raise capital through an offering of its equity securities.

    Upon closing of the offering, there will be 41,938,628 outstanding shares of common stock, assuming no exercise of the underwriters' over-allotment option. The shares of common stock to be sold in the offering, which will total 9,343,750 shares if the underwriters' over-allotment option is exercised in full, will be available for resale in the public market without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for shares purchased by affiliates of CompuCredit, which shares will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 33,813,628 shares of common stock held by existing shareholders are "restricted" shares within the meaning of Rule 144 under the Securities Act. These restricted shares were issued and sold by CompuCredit in private transactions in reliance upon exemptions from registration under the Securities Act and may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

    In general, under Rule 144, as currently in effect, any person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares which does not exceed the greater of (i) 1% of the then-outstanding shares of common stock, which would be approximately 419,386 shares immediately after the offering, assuming no exercise of the underwriters' over-allotment option, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about CompuCredit. Any person who is not deemed to have been an affiliate of CompuCredit at any time during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years, is entitled to sell these shares under Rule 144(k) without regard to the volume limitation, manner of sale provisions, public information requirements or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, controls or is controlled by, or is under common control with, the issuer.

    Upon completion of the offering, the holders of a total of 1,984,862 shares of common stock will be entitled to registration rights with respect to those shares. Atlantic Equity Corporation has piggyback registration rights with respect to the 940,196 shares of common stock it holds and any additional shares of common stock that it may acquire. If CompuCredit proposes to register any of its securities under the Securities Act, other than any registration on Form S-8 or another form not available for registering the common stock for sale to the public, Atlantic Equity Corporation will have the right to require that any shares of common stock held by it be included in that registration. Under its agreement with Atlantic Equity Corporation, CompuCredit must pay the fees, costs and expenses of each registration of shares held by Atlantic Equity Corporation. Atlantic Equity Corporation must pay all underwriting discounts and selling commissions applicable to the sale of its common stock.

    Under a stock purchase agreement between an unrelated private investor and CompuCredit, the investor has demand and piggyback registration rights with respect to the 1,044,666 shares of common stock it holds. At any time at least 12 months after the closing of the offering, if CompuCredit proposes to register any of its securities under the Securities Act, other than any registration on Form S-8 or another form not available for registering the common stock for sale to the public, the investor will have the right to require that any shares of common stock held by it be included in that registration, subject to limitations set forth in the stock purchase agreement. In addition, at any time beginning at least 12 months after closing of the offering and ending on August 21, 2000, if CompuCredit is qualified to use Form S-3, the investor will have to right to request one registration on Form S-3 of all or a part of its shares, subject to limitations set forth in the stock purchase agreement. Under the stock purchase agreement, CompuCredit must pay the fees, costs and expenses of each registration of the investor's shares. The investor must pay all underwriting discounts and selling commissions applicable to the sale of its common stock.

    CompuCredit and all of its existing shareholders prior to the offering have agreed that, for a period of 365 days from the date of this prospectus, they will not, without the prior written consent of PaineWebber Incorporated, acting on behalf of the representatives of the underwriters, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require CompuCredit to file with the Commission a registration statement under the Securities Act to register, any shares of CompuCredit's common stock or securities convertible into or exchangeable for any shares of CompuCredit's common stock or warrants or other rights to acquire shares of CompuCredit's common stock, other than pursuant to employee stock option plans or agreements or the exercise of options granted under these plans or agreements or in connection with other employee incentive compensation arrangements or in connection with a merger involving CompuCredit or a sale of all of its capital stock.

PaineWebber Incorporated may, however, in its sole discretion, release all or any portion of these shares from the restrictions in the lock-up agreements at any time.

    Promptly following the closing of the offering, CompuCredit intends to file one or more registration statements on Form S-8 under the Securities Act to register all of the 1,200,000 shares of common stock subject to then outstanding options or future grants under CompuCredit's 1998 Stock Option Plan. These registration statements are expected to become effective upon filing, and shares covered by these registration statements will, subject to Rule 144 volume limitations applicable to affiliates, be eligible for public sale after any vesting requirements have been met. CompuCredit has granted options to purchase 60,724 shares of common stock under its 1998 Stock Option Plan and intends to grant options to purchase 210,000 additional shares upon the completion of the offering to its non-employee directors and to employees of CompuCredit who are not executive officers.

                                  UNDERWRITING

    PaineWebber Incorporated, Bear, Stearns & Co. Inc. and NationsBanc Montgomery Securities LLC are serving as representatives of the underwriters named below. The underwriters have severally agreed to purchase, and CompuCredit has agreed to sell, subject to the terms and conditions set forth in an Underwriting Agreement, the number of shares of common stock set forth opposite their names below:

UNDERWRITER                                                                                          NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -------------------------
PaineWebber Incorporated.......................................................................
Bear, Stearns & Co. Inc........................................................................
NationsBanc Montgomery Securities LLC..........................................................
                                                                                                                 -
    Total......................................................................................
                                                                                                                 -
                                                                                                                 -

    In the Underwriting Agreement, the underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the Underwriting Agreement, other than those covered by the over-allotment option described below, if any shares of common stock are purchased. The Underwriting Agreement provides that the obligations of the underwriters to purchase shares of common stock are subject to conditions precedent outlined in the Underwriting Agreement. The Underwriting Agreement also provides that in the event of a default by any underwriter, the purchase commitments of the nondefaulting underwriters may be increased or the Underwriting Agreement may be terminated.

    CompuCredit has granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase up to 1,218,750 additional shares of common stock to cover over-allotments, if any, at the offering price less the underwriting discount and commissions. If the underwriters exercise this option, each underwriter will have a firm commitment, subject to conditions outlined in the Underwriting Agreement, to purchase approximately the same pro rata percentage of additional shares of common stock as each underwriter purchases in the offering. The underwriters may purchase these shares of common stock only to cover over-allotments made in connection with the offering.


    At CompuCredit's request, the underwriters have reserved up to 600,000 shares of common stock to be offered, at the initial public offering price, to directors, officers, employees and business associates of CompuCredit and their friends and relatives. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any of the reserved shares which are not purchased by these individuals will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.


    CompuCredit has agreed to indemnify the several underwriters against certain civil liabilities, including liabilities under the federal securities laws, or to contribute to payments which the underwriters may be required to make as a result of these liabilities.

    CompuCredit and all of its existing shareholders prior to the offering have agreed that, for a period of 365 days from the date of this prospectus, they will not, without the prior written consent of PaineWebber Incorporated, on behalf of the representatives, offer to sell, sell, contract to sell, grant any option to sell, or otherwise dispose of, or require CompuCredit to file with the Commission a registration statement under the Securities Act to register, any shares of common stock of CompuCredit or securities convertible into or exchangeable for any shares of common stock of CompuCredit or warrants or other rights to acquire shares of common stock of CompuCredit, other than pursuant to employee stock option plans or agreements or the exercise of options granted under these plans or agreements or in connection with other employee incentive compensation arrangements or in connection with a merger involving CompuCredit or a sale of all of its capital stock.

    Prior to the offering, there has been no public market for the common stock. Accordingly, the public offering price has been determined by negotiations between CompuCredit and the representatives. Among the factors which were considered in determining the offering price included CompuCredit's future prospects, the experience of its management, the economic condition of the financial services industry in general, the general condition of the equity securities market and the demand for similar securities of companies considered comparable to CompuCredit.

    The offering price set forth on the cover page of this prospectus should not be considered an indication of the actual value of the common stock. The offering price is subject to change as a result of market conditions and other factors, and no assurance can be given that the common stock can be resold at the offering price.

    CompuCredit expects that the shares of common stock will be ready for
delivery in New York, New York on or about          , 1999.


    CompuCredit's common stock has been approved for quotation on the Nasdaq National Market under the symbol "CCRT."


    Until the distribution of the common stock is completed, rules of the Commission may limit the ability of the underwriters and some selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    In addition, if the representatives sell more shares of common stock than are set forth on the cover page of this prospectus, or "over-allot," and thereby create a short position in the common stock in connection with the offering, then the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    The representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, the representatives may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

    Neither CompuCredit nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither CompuCredit nor any of the underwriters makes any representation that the representatives will engage in such transactions or that these transactions, once commenced, will not be discontinued without notice.

    Atlantic Equity Corporation, an affiliate of NationsBanc Montgomery Securities LLC, an underwriter of the offering, is a shareholder of CompuCredit and has registration rights applicable to its shares of common stock. See "Shares Eligible for Future Sale." In addition, NationsBank, N. A., an affiliate of NationsBanc Montgomery Securities LLC, administers two of the commercial paper conduits with which CompuCredit has engaged in securitization transactions.

                             AVAILABLE INFORMATION

    CompuCredit has filed a Registration Statement on Form S-1 under the Securities Act with the Commission with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to CompuCredit and the common stock, you should refer to the Registration Statement and the exhibits and schedules thereto. You may inspect a copy of the Registration Statement without charge at the Commission's principal office in Washington, D.C., at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and through the Commission's web site at http://www.sec.gov. You can obtain copies of all or any part of the Registration Statement, or any materials CompuCredit has filed with the Commission, from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. You can obtain further information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

    CompuCredit intends to furnish its shareholders with annual reports containing financial statements audited by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for CompuCredit by Troutman Sanders LLP, Atlanta, Georgia, and certain legal matters will be passed upon for the Underwriters by Orrick, Herrington & Sutcliffe LLP, Washington, D.C.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited CompuCredit's consolidated financial statements at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998 and the period from August 14, 1996 to December 31, 1996, as set forth in their report. CompuCredit included the financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                            COMPUCREDIT CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998...............................................         F-3

Consolidated Statements of Operations for the Period from August 14, 1996 (inception) to December 31, 1996
  and for the Years ended December 31, 1997 and 1998.......................................................         F-4

Consolidated Statements of Shareholders' Equity for the Period from August 14, 1996 (inception) to December
  31, 1996 and for the Years ended December 31, 1997 and 1998..............................................         F-5

Consolidated Statements of Cash Flows for the Period from August 14, 1996 (inception) to December 31, 1996
  and for the Years ended December 31, 1997 and 1998.......................................................         F-6

Notes to Consolidated Financial Statements for the Period from August 14, 1996 (inception) to December 31,
  1996 and for the Years ended December 31, 1997 and 1998..................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
CompuCredit Corporation

    We have audited the accompanying consolidated balance sheets of CompuCredit Corporation and Subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998 and for the period from August 14, 1996 (inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CompuCredit Corporation and Subsidiaries at December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998 and for the period from August 14, 1996 (inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Atlanta, Georgia
February 19, 1999

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1997       1998
                                                                                          ---------  ---------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS)
ASSETS
Cash and cash equivalents...............................................................  $   1,678  $  12,256
Retained interests in credit card receivables securitized...............................     15,037     65,184
Accrued interest and fees...............................................................        461      1,979
                                                                                          ---------  ---------
Net credit card receivables.............................................................     15,498     67,163
Amounts due from securitization.........................................................        517      3,243
Deferred costs, net.....................................................................      1,276      1,375
Software, furniture, fixtures and equipment, net........................................        677      1,736
Prepaid expenses........................................................................        423        195
Other assets............................................................................        146      1,615
                                                                                          ---------  ---------
        Total assets....................................................................  $  20,215  $  87,583
                                                                                          ---------  ---------
                                                                                          ---------  ---------
LIABILITIES
Amounts due to securitization...........................................................  $     124  $  10,774
Accrued expenses........................................................................        841      4,745
Deferred revenue........................................................................        123      2,075
Income taxes payable....................................................................         --      9,401
Deferred tax liability..................................................................         --      6,078
                                                                                          ---------  ---------
        Total liabilities...............................................................      1,088     33,073
SHAREHOLDERS' EQUITY
  Preferred stock, $100 par value:
    Cumulative and nonparticipating; 500,000 shares authorized, 200,000 shares issued
      and outstanding at December 31, 1997 and 1998.....................................     20,000     20,000
  Common stock, no par value:
    3,000,000 shares authorized; 2,061,855 and 2,130,583 shares issued and outstanding
      at December 31, 1997 and 1998, respectively.......................................         --         --
  Additional paid-in capital............................................................         --      9,953
  Retained earnings (deficit)...........................................................       (873)    24,557
                                                                                          ---------  ---------
        Total shareholders' equity......................................................     19,127     54,510
                                                                                          ---------  ---------
        Total liabilities and shareholders' equity......................................  $  20,215  $  87,583
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                            See accompanying notes.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      FOR THE PERIOD         FOR THE YEAR ENDED
                                                                      AUGUST 14, 1996           DECEMBER 31,
                                                                      (INCEPTION) TO     --------------------------
                                                                     DECEMBER 31, 1996       1997          1998
                                                                    -------------------  ------------  ------------
                                                                                (DOLLARS IN THOUSANDS,
                                                                                EXCEPT PER SHARE DATA)
Interest income:
  Interest........................................................       $      --       $         33  $        256
  Finance charges, including fees.................................              --              2,625            --
                                                                             -----       ------------  ------------
Total interest income.............................................              --              2,658           256
Interest expense:
  Short-term borrowings...........................................              --                361           536
                                                                             -----       ------------  ------------
        Total interest expense....................................              --                361           536
Net interest income (expense).....................................              --              2,297          (280)
Provision for loan losses.........................................              --              1,422            --
                                                                             -----       ------------  ------------
Net interest income (expense) after provision for loan losses.....              --                875          (280)
Other operating income:
  Securitization income, net......................................              --                628        16,389
  Income from retained interests in credit card receivables
    securitized...................................................              --                 --        22,690
  Servicing income................................................              --                 --        12,541
  Other credit card fees..........................................              --                911         4,193
  Interchange fees................................................              --                279         1,865
  Ancillary products..............................................              --                 37           638
  Other...........................................................              --                156            --
                                                                             -----       ------------  ------------
        Total other operating income..............................              --              2,011        58,316
Other operating expense:
  Salaries and benefits...........................................              --                429         1,172
  Credit card servicing...........................................              --              1,008         4,948
  Marketing and solicitation......................................              27              1,081         6,865
  Professional fees...............................................              20                252           713
  Data processing.................................................              --                156         1,437
  Net occupancy...................................................              --                 35           195
  Ancillary product expense.......................................              --                 --           443
  Other...........................................................             101                650         1,354
                                                                             -----       ------------  ------------
        Total other operating expense.............................             148              3,611        17,127
Income (loss) before income taxes.................................            (148)              (725)       40,909
Income tax expense................................................              --                 --        15,479
                                                                             -----       ------------  ------------
Net income (loss).................................................       $    (148)      $       (725) $     25,430
                                                                             -----       ------------  ------------
                                                                             -----       ------------  ------------
Net income (loss) attributable to common shareholders.............       $      --       $     (1,341) $     23,630
Average number of shares outstanding..............................              --          2,061,855     2,086,898
Net income (loss) per common share................................       $      --       $      (0.65) $      11.32

                            See accompanying notes.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

        FOR THE PERIOD AUGUST 14, 1996 (INCEPTION) TO DECEMBER 31, 1996,
                 AND THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                COMMON STOCK       ADDITIONAL                RETAINED       TOTAL
                                            ---------------------    PAID-IN     PREFERRED   EARNINGS   SHAREHOLDERS'
                                              SHARES     AMOUNT      CAPITAL       STOCK     (DEFICIT)     EQUITY
                                            ----------  ---------  -----------  -----------  ---------  -------------
                                                                     (DOLLARS IN THOUSANDS)
Balance at August 14, 1996 (inception)....          --  $      --   $      --    $      --   $      --   $        --
Contributed capital, units A and C
  holders.................................          --         --         300           --          --           300
Net loss..................................          --         --          --           --        (148)         (148)
                                            ----------  ---------  -----------  -----------  ---------  -------------
Balance at December 31, 1996..............          --         --         300           --        (148)          152
Contributed capital.......................          --         --      19,700           --          --        19,700
Issuance of preferred stock...............          --         --     (20,000)      20,000          --            --
Issuance of common stock..................   2,061,855         --          --           --          --            --
Net loss..................................          --         --          --           --        (725)         (725)
                                            ----------  ---------  -----------  -----------  ---------  -------------
Balance at December 31, 1997..............   2,061,855         --          --       20,000        (873)       19,127
Issuance of common stock..................      68,728         --       9,953           --          --         9,953
Net income................................          --         --          --           --      25,430        25,430
                                            ----------  ---------  -----------  -----------  ---------  -------------
Balance at December 31, 1998..............   2,130,583  $      --   $   9,953    $  20,000   $  24,557   $    54,510
                                            ----------  ---------  -----------  -----------  ---------  -------------
                                            ----------  ---------  -----------  -----------  ---------  -------------

                            See accompanying notes.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                          FOR THE PERIOD       FOR THE YEAR ENDED
                                                                          AUGUST 14, 1996         DECEMBER 31,
                                                                          (INCEPTION) TO     -----------------------
                                                                         DECEMBER 31, 1996      1997        1998
                                                                        -------------------  ----------  -----------
                                                                                   (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).....................................................       $    (148)      $     (725) $    25,430
  Adjustments to reconcile net income (loss) to net cash (used in)
    provided by operating activities:
  Depreciation expense................................................              --               79          444
  Amortization expense................................................              --              215          828
  Loan loss provision.................................................              --            1,422           --
  Securitization income...............................................              --             (628)     (16,389)
  Income from retained interests in credit card receivables
    securitized.......................................................              --             (212)     (14,301)
  Deferred tax expense................................................              --               --        6,078
  Changes in assets and liabilities:
    Increase in accrued interest and fees.............................              --             (461)      (1,518)
    Increase in deferred costs........................................              --           (1,475)        (869)
    (Increase) decrease in prepaid expenses...........................            (127)            (443)         228
    Increase in amounts due from securitization.......................              --             (517)      (2,726)
    Increase in accrued expenses......................................             101              740        3,904
    Increase in income taxes payable..................................              --               --        9,401
    Increase in deferred revenue......................................              --              123        1,952
    Other.............................................................             (73)              58       (1,528)
                                                                                 -----       ----------  -----------
  Net cash (used in) provided by operating activities.................            (247)          (1,824)      10,934
INVESTING ACTIVITIES
Net loans originated or purchased.....................................              --          (28,269)    (421,813)
Recoveries of loans previously charged off............................              --               --           85
Net proceeds from securitization of loans.............................              --           12,650      372,797
Proceeds from retained interests in credit card receivables
  securitized.........................................................              --               --       29,475
Purchases of property and equipment...................................              --             (186)        (487)
Software development costs............................................              --             (570)      (1,016)
                                                                                 -----       ----------  -----------
Net cash used in investing activities.................................              --          (16,375)     (20,959)
FINANCING ACTIVITIES
Increase in amounts due to securitization.............................              --              124       10,650
Proceeds from capital contributions...................................             300           19,700        9,953
Proceeds from short-term borrowings...................................              --           19,700       13,000
Payment of short-term borrowings......................................              --          (19,700)     (13,000)
                                                                                 -----       ----------  -----------
Net cash provided by financing activities.............................             300           19,824       20,603
NET INCREASE IN CASH                                                                53            1,625       10,578
Cash and equivalents at beginning of period...........................              --               53        1,678
                                                                                 -----       ----------  -----------
Cash and equivalents at end of period.................................       $      53       $    1,678  $    12,256
                                                                                 -----       ----------  -----------
                                                                                 -----       ----------  -----------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest................................................       $      --       $      361  $       536
Cash paid for income taxes............................................              --               --           --


                            See accompanying notes.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of CompuCredit Corporation and its subsidiaries (collectively, "the Company"). The principal subsidiaries are CompuCredit Funding Corp. and CompuCredit Acquisition Corporation which were formed for the purpose of effecting the securitization of credit card receivables. All significant intercompany balances and transactions have been eliminated for financial reporting purposes. The Company was formed for the purpose of offering unsecured credit and fee based products and services to a specialized segment of the consumer credit market. The Company has a contractual arrangement with a third party financial institution pursuant to which the financial institution issues general purpose Visa credit cards under the Company's "Aspire" trademark, and the Company purchases the receivables relating to such accounts. The Company also purchased two portfolios of credit cards from third parties in 1998. The Company has contracted with third party financial institutions to issue credit cards and to perform certain services for the securitized receivables.

    The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates. Certain estimates such as credit losses, payment and discount rates have a significant impact on the gains recorded on securitizations.

    Certain amounts in prior period financial statements have been reclassified to conform to the current period presentation.

2. SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash, money market investments, and overnight deposits. The Company considers all other highly liquid cash investments with low interest rate risk to be cash equivalents. Cash equivalents are valued at cost, which approximates market.

ASSET SECURITIZATION

    The Company has securitized a substantial portion of its credit card receivables. When the Company sells receivables in securitizations, it retains certain undivided ownership interests, interest-only strips and servicing rights. Although the Company continues to service the underlying credit card accounts and maintains the client relationships, these transactions are treated as sales and the securitized receivables are not reflected on the consolidated balance sheet. The retained ownership interests are included in Retained Interests in Credit Card Receivables Securitized. Amounts Due from Securitization include payments recently received on the securitized receivables that are still held by the securitization structure but are payable to the Company in the next 30 days.

    Under Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("Statement No. 125"), gains are

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized at the time of each sale. These gains are based on the estimated fair value of the retained interests which are based on the estimated present value of the cash flows the Company expects to receive over the estimated outstanding life of the receivables. These cash flows represent estimates of finance charges and late fees, servicing fees, costs of funds paid to investors, payment rates, credit losses, and required amortization payments to investors.

    The retained interests are subsequently accounted for as trading securities and reported at estimated fair market value with changes in fair value included in income in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"). Certain estimates used in the determination of the gains and the related fair values of interest-only strips and retained ownership interests are influenced by factors outside the Company's control, and, as a result, such estimates could materially change in the near term.

DEFERRED COSTS

    The Company capitalizes certain costs paid to third parties related to its credit card receivables securitizations. Such costs include legal fees and fees incurred for services provided for establishing securitization facilities that have ongoing benefit to the Company, such as the master trust used for future securitizations, which result in ongoing securitization income to the Company. These capitalized securitization costs are amortized over periods of two to three years. The accumulated amortization of these costs was $199,000 and $615,000 at December 31, 1997 and 1998, respectively.

FURNITURE, FIXTURES, AND EQUIPMENT

    Furniture, fixtures and equipment are stated at cost less accumulated depreciation. Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets.

SOFTWARE DEVELOPMENT COSTS

    The Company capitalizes certain costs related to internal development and implementation of software used in operating activities of the Company. Software development costs are stated at capitalized cost less accumulated amortization. Depreciation and amortization expenses are computed using the straight-line method over the estimated useful lives of the assets.

AMOUNTS DUE TO SECURITIZATION

    Amounts collected by the Company in payment of principal, interest, and fees on receivables securitized are remitted to the special purpose entities on a monthly basis. Amounts collected for a month are not remitted until the following month, resulting in a payable from the Company to the special purpose entities.

CREDIT CARD FEES

    Credit card fees include annual, overlimit, returned check, and cash advance transaction fees. These fees are assessed according to agreements with clients. Annual fees and direct loan origination costs are deferred and amortized on a straight-line basis over the one-year period to which the fees or

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) costs pertain. The Company, under its securitization agreements, continues to earn servicing income, interchange fees, ancillary products income, and other credit card fees.

SOLICITATION EXPENSES

    Credit card account and other product solicitation costs, including printing, credit bureaus, list processing costs, telemarketing and postage, are generally expensed as the solicitation occurs.

INCOME TAXES

    The Company accounts for income taxes based on the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement No. 109").

    Under the liability method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("Statement No. 131"). Statement No. 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the new standard for the year ended December 31, 1998. Based on the criteria under Statement No. 131, the Company operates in a single business segment.

    In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained For Internal Use" ("SOP 98-1"). SOP 98-1 is effective for CompuCredit beginning on January 1, 1999. SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. Adoption of SOP 98-1 is not expected to have a material impact on the results of operations or financial position of the Company.

    In April 1998, the AICPA issued Statement of Position 98-5 "Reporting the Costs of Start Up Activities" ("SOP 98-5"). SOP 98-5 provides guidance on the financial reporting of start up costs and organization costs and is effective for fiscal years beginning after December 15, 1998. Adoption of SOP 98-5 is not expected to have a material impact on the results of operations or financial position of the Company.

    In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("Statement No. 133"), which is required to be adopted in years beginning after June 15, 1999. Adoption of Statement No. 133 is not expected to have a material impact on the results of operations or financial position of the Company.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

3. CORPORATE REORGANIZATION AND SHAREHOLDERS' EQUITY

    CompuCredit, L.P. (the "Partnership") was formed on August 14, 1996 as a limited partnership under the Georgia Revised Uniform Limited Partnership Act of the laws of the State of Georgia. The partners were classified as Series A holders, Series B holders, and the Series C holder. Series A holders were limited partners, holding 87% of the Partnership units, and contributing 99% of the contributed capital. Series B holders were limited partners, holding 12% of the Partnership units, making no capital contributions, and having interest solely in the net profits of the Partnership. The Series C holder was the General Partner, holding 1% of the Partnership units, and contributing 1% of the contributed capital.

    On August 29, 1997, the Partnership was merged into CompuCredit Corporation under the laws of the State of Georgia. The $20,000,000 of contributed capital of the Partnership was converted into 200,000 shares of $100 par value nonvoting nonparticipating preferred stock of the Corporation. Cumulative dividends accumulate on the outstanding preferred stock at an annual rate of 9%. There were $616,000 and $2,416,000 of unpaid dividends in arrears related to the preferred stock at December 31, 1997 and 1998, respectively. The Corporation also issued 2,061,855 shares of common stock, no par value (3,000,000 shares authorized), of which 936,568 are currently issued to the holders of the nonvoting preferred stock of the Corporation. CompuCredit Corporation continued the operations of CompuCredit, L.P.

    On August 21, 1998, the Company issued 68,728 shares of common stock to an unrelated investor for net cash proceeds of $9,953,000.

4. SECURITIZATIONS

    The Company securitizes a substantial portion of its company issued credit card receivables through the CompuCredit Credit Card Master Trust (the "Master Trust"). Credit card receivables are transferred to the Master Trust, which issues certificates representing undivided ownership interests in the assets of the Master Trust. The Company also securitized two purchased portfolios of credit card receivables through securitization structures with third party commercial paper conduits. The Company's transfers are treated as sales as they satisfy the requirements of Statement No. 125 and the receivables are removed from the consolidated balance sheet. The securitization transactions do not affect the relationship the Company has with its clients and the Company continues to service the credit card receivables. The Company receives servicing fees ranging up to 6% per year of the securitized principal receivables and the Company either provides the servicing or contracts with third party service providers.

    During 1997, the Company began securitizing credit card receivables through the Master Trust. During 1998, the Company continued to securitize receivables through its Master Trust and also securitized its two purchased portfolios. The table below summarizes all of the Company's securitization activity:

                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                      ---------------------
                                                                        1997        1998
                                                                      ---------  ----------
                                                                         (IN THOUSANDS)
Proceeds from securitizations.......................................  $  12,650  $  402,272
Excess cash flows received on retained interests....................        995      36,667
Pretax securitization income........................................        628      16,389

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

4. SECURITIZATIONS (CONTINUED)
    The investors in the Company's securitization transactions have no recourse against the Company for its clients' failure to pay their credit card loans. However, most of the Company's retained interests are subordinated to the investors' interests until the investors have been fully paid.

    As an additional credit enhancement on CompuCredit's securitization structures associated with its purchased receivables, CompuCredit pays the excess cash collected on the receivables to the investors as an accelerated amortization payment. This excess cash that the Company paid to the investors totaled $29.5 million for the year ended December 31, 1998. The Company's valuation of its retained interests incorporates this credit enhancement, and the Company estimates that it takes approximately three to five years from the inception of each securitization structure to completely repay the investors using excess cash collected on the receivables. Once the investors are repaid, any remaining receivables and funds held in the securitization structure will be payable to the Company.

    The pretax securitization income recorded by the Company and the measurement of the Company's retained interests are dependent upon management's estimates of future cash flows using the cash-out method. Under the cash-out method, the future cash flows (including the release of any cash related to credit enhancements) are recorded at a discounted value. The cash flows are discounted based on the timing of when the Company expects to receive the cash flows. The discount rates are based on management's estimates of returns that would be required by investors in an investment with similar terms and credit quality. Interests rates received on the credit card receivables are estimated based on the stated annual percentage rates in the credit card agreements. Estimated default and payment rates are based on historical results, adjusted for expected changes based on the Company's credit risk models. Credit card receivables are typically charged off in the next billing cycle after becoming 180 days past due, although earlier charge-offs may occur specifically related to accounts of bankrupt or deceased clients. Bankrupt and deceased clients' accounts are typically charged off within 30 days of verification.

    Subsequent to each sale, the Company's retained interests are carried at estimated fair market value with changes in fair value included in income as they are classified as trading securities. Since quoted market prices are generally not available, the Company estimates fair value based on the estimated present value of future cash flows using management's best estimates of key assumptions. Changes in any of these assumptions could impact the fair value estimates and the realization of future cash flows. The weighted average key assumptions used to estimate the fair value of the Company's retained interests as of the end of each year are presented below:

                                                                           DECEMBER 31,
                                                                       --------------------
                                                                         1997       1998
                                                                       ---------  ---------
Payment rate (monthly)...............................................    8.1%       5.5%
Expected credit loss rate (annualized)...............................     5.8       15.1
Residual cashflows discount rate.....................................    12.0       25.3

    The return to the investors in the securitization is based on management's estimates of forward yield curves. The changes in the weighted average assumptions from December 31, 1997 to December 31, 1998 are primarily due to the two portfolio purchases that occurred during 1998. Management believes these two portfolios will have lower payment rates and higher credit losses as compared to the receivables that were securitized as of December 31, 1997.

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

5. SOFTWARE, FURNITURE, FIXTURES, AND EQUIPMENT

    Software, Furniture, Fixtures and Equipment consist of the following:

                                                                                              AT DECEMBER 31,
                                                                                            --------------------
                                                                                              1997       1998
                                                                                            ---------  ---------
                                                                                               (IN THOUSANDS)
Software..................................................................................  $     570  $   1,586
Furniture and fixtures....................................................................         32         90
Data processing and telephone equipment...................................................        154        583
                                                                                            ---------  ---------
Total cost................................................................................        756      2,259
Less accumulated depreciation.............................................................        (79)      (523)
                                                                                            ---------  ---------
Software, furniture, fixtures, and equipment, net.........................................  $     677  $   1,736
                                                                                            ---------  ---------
                                                                                            ---------  ---------

6. LEASES

    The Company leases premises and equipment under cancelable and noncancelable leases, some of which contain renewal options under various terms. Total rental expense was $35,000 and $186,000 for the years ended December 31, 1997 and 1998, respectively. As of December 31, 1998, the future minimum rental commitments for all noncancelable leases with initial or remaining terms of more than one year are as follows:

                                                                (IN THOUSANDS)
1999..........................................                    $      200
2000..........................................                           209
2001..........................................                           217
2002..........................................                           225
2003..........................................                           234
Thereafter....................................                           109
                                                                     -------
                                                                  $    1,194
                                                                     -------
                                                                     -------

7. BORROWINGS

    On January 8, 1997, the Company entered into an irrevocable standby letter of credit agreement for $10,000,000 with a bank. The letter of credit agreement expires on January 8, 2000 and contains an option to renew each year. The agreement contains provisions allowing the subservicer of the receivables to draw under the letter of credit as needed. As of December 31, 1997 and 1998, the letter of credit agreement was unused.

8. COMMITMENTS AND CONTINGENCIES

    The Company enters into financial instruments with off balance sheet risk in the normal course of business through the origination of unsecured credit card receivables. These financial instruments consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The principal amount of these instruments reflects the maximum exposure the Company has in the instruments. The Company has not experienced and does not anticipate that all of its clients will exercise their entire available line of

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) credit at any given point in time. The Company has the right to reduce or cancel these available lines of credit at any time.

9. INCOME TAXES

    As described in Note 3, CompuCredit, L.P. converted from a partnership to a corporation on August 29, 1997. For the period August 14, 1996 (inception) through August 28, 1997, the entity was a limited partnership, and as such, no income tax provision was recorded. No income tax expense was recorded related to the activities of the corporation for the period August 29, 1997 through December 31, 1997, as the Company had no taxable income.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities, which represent the difference between the amounts reported for financial reporting purposes and amounts used for income tax purposes. Statement No. 109 requires that the deferred tax effects of a change in tax status be included in income from continuing operations at the date the change in tax status occurs. On August 29, 1997, when CompuCredit, L.P. converted to a C-corporation status for legal and tax purposes and became subject to income taxes, deferred tax assets and liabilities were recognized for existing temporary differences. At that date, a tax benefit of $82,000 was recorded related to the recognition of existing deferred tax assets. Such benefit was fully offset by a $82,000 valuation allowance.

    The current and deferred portions of federal and state income tax expense are as follows:

                                                                            FOR THE PERIOD        FOR THE YEAR ENDED
                                                                            AUGUST 14, 1996          DECEMBER 31,
                                                                            (INCEPTION) TO       --------------------
                                                                           DECEMBER 31, 1996       1997       1998
                                                                        -----------------------  ---------  ---------
                                                                                       (IN THOUSANDS)
Federal income tax expense:
  Current tax expense.................................................         $      --         $      --  $   8,436
  Deferred tax expense................................................                --                --      5,419
                                                                                  ------         ---------  ---------
Total federal income tax expense......................................                --                --     13,855
State income tax expense:
  Current tax expense.................................................                --                --        965
  Deferred tax expense................................................                --                --        659
                                                                                  ------         ---------  ---------
Total state income tax expense........................................                --                --      1,624
                                                                                  ------         ---------  ---------
Total income tax expense..............................................         $      --         $      --  $  15,479
                                                                                  ------         ---------  ---------
                                                                                  ------         ---------  ---------

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)
    Income tax expense differed from amounts computed by applying the statutory U.S. Federal income tax rate to pretax income from operations as a result of the following:

                                                                               FOR THE PERIOD      FOR THE YEAR ENDED
                                                                               AUGUST 14, 1996        DECEMBER 31,
                                                                               (INCEPTION) TO     --------------------
                                                                              DECEMBER 31, 1996     1997       1998
                                                                             -------------------  ---------  ---------
                                                                                          (IN THOUSANDS)
Taxes at statutory rate....................................................       $      --       $      --  $  14,318
Increase in income taxes resulting from:
  State income tax expense, net of federal income tax benefit..............              --              --      1,042
  Change in valuation allowance............................................              --              --         82
  Other, net...............................................................              --              --         37
                                                                                     ------       ---------  ---------
Total income tax expense...................................................       $      --       $      --  $  15,479
                                                                                     ------       ---------  ---------
                                                                                     ------       ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1997 and 1998 are presented below:

                                                                                            AT DECEMBER 31,
                                                                                          --------------------
                                                                                            1997       1998
                                                                                          ---------  ---------
                                                                                             (IN THOUSANDS)
Deferred tax assets:
  Depreciation and amortization.........................................................  $      15  $      79
  Loan loss provision...................................................................        368         --
  Net operating loss carryforwards......................................................        795         --
  Other, net............................................................................         --        146
                                                                                          ---------  ---------
Total deferred tax asset................................................................      1,178        225
Deferred tax liabilities:
  Loan loss provision...................................................................         --     (2,447)
  Cash advance fees.....................................................................         --       (486)
  Software development costs............................................................       (164)      (550)
  Deferred costs........................................................................       (585)      (415)
  Gain on securitization................................................................       (347)    (2,405)
                                                                                          ---------  ---------
Total deferred tax liability............................................................     (1,096)    (6,303)
Valuation allowance.....................................................................        (82)        --
                                                                                          ---------  ---------
Net deferred tax (liability) asset......................................................  $      --  $  (6,078)
                                                                                          ---------  ---------
                                                                                          ---------  ---------

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

10. EARNINGS PER SHARE

    The following table sets forth the computation of basic earnings per share:

                                                                                               FOR THE YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1998
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS,
                                                                                                EXCEPT PER SHARE
                                                                                                     DATA)
Numerator:
  Net income (loss).........................................................................  $    (725) $  25,430
  Preferred stock dividends.................................................................       (616)    (1,800)
                                                                                              ---------  ---------
Numerator for basic earnings per share--income (loss) attributable to common shareholders...     (1,341)    23,630
Denominator:
Denominator for basic earnings per share--weighted average shares outstanding...............      2,062      2,087
                                                                                              ---------  ---------
Basic earnings (loss) per share.............................................................  $   (0.65) $   11.32
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    There are no differences between diluted and basic earnings per share.

11. STOCK OPTIONS

    The Company has an Amended and Restated 1998 Stock Option Plan ("1998 Plan") under which the Company may grant an aggregate of 78,947 shares of the Company's common stock to members of the Board of Directors, employees, consultants and advisors of the Company. The exercise price per share of the options may be less than, equal to or greater than the market price on the date the option is granted. The option period will not exceed 10 years from the date of grant. Information related to options outstanding under the 1998 Plan is as follows:

                                                                                        WEIGHTED
                                                                                         AVERAGE
                                                                                        EXERCISE
                                                                             NUMBER       PRICE
                                                                           -----------  ---------
For the year ended December 31, 1998
Under option, beginning of year..........................................      --       $  --
    Granted..............................................................       3,995      187.74
    Exercised............................................................      --          --
    Expired..............................................................      --          --
                                                                                -----   ---------
Under option, end of year................................................       3,995   $  187.74
                                                                                -----   ---------
                                                                                -----   ---------

                                                                                       WEIGHTED
                                                                                       AVERAGE
                                                                          WEIGHTED    REMAINING
                                                                           AVERAGE   CONTRACTUAL
                                                                          EXERCISE     LIFE IN
                                                               NUMBER       PRICE       YEARS
                                                             -----------  ---------  ------------
Options outstanding not exercisable, end of year...........       3,995   $  187.74            1

    As permitted by FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), the Company recognizes compensation cost for stock-based employee compensation awards in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued

                    COMPUCREDIT CORPORATION AND SUBSIDIARIES

11. STOCK OPTIONS (CONTINUED)
to Employees." The Company did not recognize any compensation expense for stock-based employee compensation awards for the years ended December 31, 1997 and 1998.

    If the Company had recognized compensation expense in accordance with Statement 123, net income and net income per share would have been $25,427,000 and $11.32, respectively, for the year ended December 31, 1998. The per share weighted average fair value of stock options granted during 1998 was $6.42, using the Minimum Value option pricing model. The fair value of the options granted during the year was based upon the discounted value of future cash flows of the options using the following assumptions for 1998: Risk free interest rate -6.0%, expected life of the options - 5.0 years and expected dividends (as a percent of the fair value of the stock) - 0%.

12. RELATED PARTY TRANSACTIONS

    During 1998, the Company entered into a note with a related party in the face amount of $13,000,000. Under the terms of the promissory note, interest accrued at a rate of 2.0% per month and was payable monthly in arrears. In July 1998, the promissory note and all accrued interest was paid in full.

13. SUBSEQUENT EVENTS

    On February 10, 1999, third party investors purchased the outstanding undivided interest in one of the Company's securitization structures for cash. The price paid by the purchasers exceeded the amounts required to be paid to the selling investors, which was limited to the selling investors' outstanding investment, accrued interest and unpaid fees. The excess totaled $31.4 million, of which $5.0 million was deposited into a reserve account to serve as a credit enhancement that was required by the new investors. The remaining $26.4 million was remitted to the Company's wholly owned subsidiary created in connection with the securitization.


    The Company expects to file Amendment No. 2 to its Form S-1 to register 8,125,000 shares of its common stock to be issued in an initial public offering on or about February 24, 1999.

                   [DESCRIPTION OF OMITTED GRAPHICAL MATERIAL

    Clockwise from the top left corner of the page, there are photographs of a computer chip, a magnetic computer reel, a hand holding a fiber optic cable and the dial pad of a touch tone phone. The CompuCredit logo and the text "transforming information into value" is superimposed on the photographs at the left top corner of the page.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                             ---------------------

                               TABLE OF CONTENTS


                                                            PAGE
                                                            -----
Prospectus Summary.....................................           1
Risk Factors...........................................           7
Forward-Looking Statements.............................          14
The Company............................................          14
Use of Proceeds........................................          14
Dividend Policy........................................          14
Dilution...............................................          15
Capitalization.........................................          16
Selected Consolidated Financial Data...................          17
Management's Discussion and Analysis of Financial
  Condition and Results of Operations..................          19
Business...............................................          32
Management.............................................          43
Principal Shareholders.................................          49
Certain Transactions...................................          50
Description of Capital Stock...........................          51
Shares Eligible for Future Sale........................          53
Underwriting...........................................          56
Available Information..................................          58
Legal Matters..........................................          58
Experts................................................          58
Index to Financial Statements..........................         F-1


                              -------------------

    UNTIL               , ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                8,125,000 SHARES


                            COMPUCREDIT CORPORATION
                                  COMMON STOCK

                                     [LOGO]

                               -----------------

                                   PROSPECTUS

                               -----------------

                            PAINEWEBBER INCORPORATED
                            BEAR, STEARNS & CO. INC.
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                                  -----------

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Registration fee to Securities and Exchange Commission..........  $  82,000
National Association of Securities Dealers, Inc. filing fee.....     29,300
NASDAQ National Market Listing fee..............................     96,000
Transfer Agent's and Registrar's fees...........................      3,500
Printing and engraving costs....................................    225,000
Accounting fees and expenses....................................    150,000
Legal fees and expenses.........................................    350,000
Directors and officers liability insurance......................    390,000
Miscellaneous expenses..........................................     74,200
                                                                  ---------
Total...........................................................  $1,400,000


    The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All of the above items include amounts paid in connection with CompuCredit Corporation's Registration Statement on Form S-1 (File No. 333-62327) filed with the Securities and Exchange Commission on August 27, 1998.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code (the "GBCC") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the GBCC (and not for violation of other laws, such as the federal securities laws). The Amended and Restated Articles of Incorporation exonerate the directors of CompuCredit Corporation (the "Company") from monetary liability to the extent permitted by this statutory provision.

    The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws also provide that the Company shall indemnify any director, and may indemnify any officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC. In addition, the Amended and Restated Bylaws provide that the Company will advance to its directors, and may advance to its officers, reasonable expenses of any such proceeding; provided that, such person furnishes the Company with (i) a written affirmation of such person's good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.

    Notwithstanding any provision of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws to the contrary, the GBCC provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the
Company: (i) for any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

    The Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

    The Company intends to purchase insurance with respect to, among other things, liabilities that may accrue under the statutory provisions referred to above.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The share numbers provided in this Item 15 do not reflect the 15.2-for-1 stock split to be effected by the Company upon closing of the offering.

    On August 29, 1997, the Registrant issued to the partners of CompuCredit, L.P., a Georgia limited partnership, in connection with the merger of CompuCredit, L.P. with and into the Registrant, an aggregate of 2,000,000 shares of common stock and 200,000 shares of preferred stock in exchange for an aggregate of 86 Series A Units, 14 Series B Units and 1 Series C Unit of CompuCredit, L.P. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), based on the facts set forth below.

    On August 29, 1997, the Registrant issued to Atlantic Equity Corporation, in connection with the execution of a certain Certificate Purchase Agreement relating to a securitization of credit card receivables by the Company, an aggregate of 61,855 shares of common stock in consideration of the benefits accruing to the Registrant under such Certificate Purchase Agreement. This transaction was exempt from registration under Section 4(2) of the Securities Act, based on the facts set forth below. On August 21, 1998, the Registrant issued to Greystone Capital Partners I, L.P., in a private placement exempt from registration under Section 4(2) of the Securities Act based on the facts set forth below, an aggregate of 68,728 shares of common stock for an aggregate purchase price of $10,000,000.

    All of the shares of common stock were acquired by the investors described above for investment purposes and with no present intention toward the resale or distribution thereof. The offers and sales were made without public solicitation, and the stock certificates bear restrictive legends. No underwriter was involved in the transactions, and no commissions were paid.

ITEM 16. EXHIBITS.

  1.1*       Form of Underwriting Agreement.

  3.1+       Form of Amended and Restated Articles of Incorporation of Registrant to be
             filed prior to the effectiveness of this Registration Statement.

  3.2+       Form of Amended and Restated Bylaws of Registrant.

  4.1*       Form of certificate representing shares of the Registrant's common stock.

  5.1*       Legal opinion of Troutman Sanders LLP regarding legality of securities being registered.

 10.1+       Stockholders Agreement, dated as of August 29, 1997, by and among the
             Registrant, CompuCredit Management Corp., Frank J. Hanna, III, as Trustee of
             Bravo Trust One, David G. Hanna, as Trustee of Bravo Trust Two, Brett M.
             Samsky, Richard W. Gilbert, Richard R. House, Jr., Ashley L. Johnson and
             Atlantic Equity Corporation.

 10.2++      Amended and Restated 1998 Stock Option Plan.

 10.3++      Form of Employment Agreement with Schedule of Terms.

 10.4.1+     Master Trust Pooling and Servicing Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as Transferor, CompuCredit Corporation, as
             Servicer, and Bankers Trust Company, as Trustee.

 10.4.2+     Amendment No. 1, dated as of April 17, 1998, to the Pooling and Servicing
             Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
             Transferor, CompuCredit Corporation as Servicer, and Bankers Trust Company, as
             Trustee.

 10.4.3**+   Series 1997-One Supplement, dated as of August 29, 1997, to the Pooling and
             Servicing Agreement, among CompuCredit Funding Corp., as Transferor,
             CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.

 10.4.4+     Amendment No. 2, dated as of April 17, 1998, to the Series 1997-One Supplement,
             dated as of August 29, 1997, among CompuCredit Funding Corp., as Transferor,
             CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.

 10.4.5**++  Series 1999-One Supplement, dated as of January 12, 1999, to the Pooling and
             Servicing Agreement, among CompuCredit Funding Corp., as Transferor,
             CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.

 10.5**+     Transfer and Administration Agreement, dated as of April 17, 1998, among Kitty
             Hawk Funding Corporation, as Buyer, Atlantic Equity Corporation, as Buyer,
             CompuCredit Acquisition Funding Corp., as Transferor, CompuCredit Corporation,
             as Servicer and Guarantor, and NationsBank, N.A. as Agent and Bank Investor.

 10.6+       Agreement, dated as of September 23, 1997, by and among CompuCredit
             Corporation, Visionary Systems, Inc. and VSX Corporation.

 10.7.1**+   Affinity Card Agreement, dated as of January 6, 1997, between Columbus Bank and
             Trust Company and CompuCredit, L.P.

 10.7.2+     Amendment to Affinity Card Agreement, dated as of March 26, 1998, between
             Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
             CompuCredit, L.P.

 10.7.3++    Amendment to Affinity Card Agreement, dated as of August 1, 1998, by and among
             Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
             CompuCredit, L.P., and CompuCredit Acquisition Corp.

 10.7.4**++  Facilities Management Services Agreement, dated as of August 1, 1998, between
             Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
             CompuCredit, L.P.

 10.7.5++    Amendment to Affinity Card Agreement and Facilities Management Agreement, dated as of November 11, 1998, by and among Columbus Bank and Trust Company,
             CompuCredit Corporation, as successor to CompuCredit, L.P., and CompuCredit
             Acquisition Corp.

 10.8**++    Transfer and Administration Agreement, dated as of November 30, 1998, among
             Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
             Corp. II, as Transferor, CompuCredit Corporation, as Servicer and Guarantor,
             and Barclays Bank PLC, as Agent.

 10.9**++    Transfer and Administration Agreement, dated as of February 10, 1999, among
             Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
             Corp., as Transferor, CompuCredit Corporation, individually and as the Servicer and Guarantor and Barclays Bank PLC, as Agent.

 10.10**     Amendment No. 4, dated as of October 12, 1998, to the Series 1997-One
             Supplement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
             Transferor, CompuCredit Corporation, as Servicer, and Bankers Trust Company, as
             Trustee.

 21.1++      Subsidiaries of the Registrant.

 23.1        Consent of Ernst & Young LLP.

 23.2*       Consent of Troutman Sanders LLP (included in Exhibit 5.1).

 24.1++      Power of Attorney.

 27.1++      Financial Data Schedule.


------------------------

  * To be filed by amendment.

 ** Confidential treatment requested as to certain omitted portions of this exhibit, which portions have been filed separately with the Securities and Exchange Commission.

  + Incorporated by reference to CompuCredit's Registration Statement on Form
    S-1 (File No. 333-62327) filed with the Commission on August 27, 1998.

 ++ Previously filed.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction to the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering hereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to its Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 24th day of March, 1999.


                                COMPUCREDIT CORPORATION

                                By:              /s/ DAVID G. HANNA
                                     -----------------------------------------
                                                   David G. Hanna
                                                     President

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ DAVID G. HANNA        President and Director
------------------------------    (Principal Executive         March 24, 1999
        David G. Hanna            Officer)

     /s/ BRETT M. SAMSKY        Chief Financial Officer
------------------------------    (Principal Financial         March 24, 1999
       Brett M. Samsky            Officer)

    /s/ ASHLEY L. JOHNSON       Controller (Principal
------------------------------    Accounting Officer)          March 24, 1999
      Ashley L. Johnson

                                 EXHIBIT INDEX


  1.1*         Form of Underwriting Agreement.
  3.1+         Form of Amended and Restated Articles of Incorporation of Registrant to be
               filed prior to the effectiveness of this Registration Statement.
  3.2+         Form of Amended and Restated Bylaws of Registrant.
  4.1*         Form of certificate representing shares of the Registrant's Common Stock.
  5.1*         Legal opinion of Troutman Sanders LLP regarding legality of securities being registered.
 10.1+         Stockholders Agreement, dated as of August 29, 1997, by and among the
               Registrant, CompuCredit Management Corp., Frank J. Hanna, III, as Trustee of
               Bravo Trust One, David G. Hanna, as Trustee of Bravo Trust Two, Brett M.
               Samsky, Richard W. Gilbert, Richard R. House, Jr., Ashley L. Johnson and
               Atlantic Equity Corporation.
 10.2++        Amended and Restated 1998 Stock Option Plan.
 10.3++        Form of Employment Agreement with Schedule of Terms.
 10.4.1+       Master Trust Pooling and Servicing Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as Transferor, CompuCredit Corporation, as
               Servicer, and Bankers Trust Company, as Trustee.
 10.4.2+       Amendment No. 1, dated as of April 17, 1998, to the Pooling and Servicing
               Agreement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
               Transferor, CompuCredit Corporation as Servicer, and Bankers Trust Company,
               as Trustee.
 10.4.3**+     Series 1997-One Supplement, dated as of August 29, 1997, to the Pooling and
               Servicing Agreement, among CompuCredit Funding Corp., as Transferor,
               CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.
 10.4.4+       Amendment No. 2, dated as of April 17, 1998, to the Series 1997-One
               Supplement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
               Transferor, CompuCredit Corporation, as Servicer, and Bankers Trust Company,
               as Trustee.
 10.4.5**++    Series 1999-One Supplement, dated as of January 12, 1999, to the Pooling and
               Servicing Agreement, among CompuCredit Funding Corp., as Transferor,
               CompuCredit Corporation, as Servicer, and Bankers Trust Company, as Trustee.
 10.5**+       Transfer and Administration Agreement, dated as of April 17, 1998, among
               Kitty Hawk Funding Corporation, as Buyer, Atlantic Equity Corporation, as
               Buyer, CompuCredit Acquisition Funding Corp., as Transferor, CompuCredit
               Corporation, as Servicer and Guarantor, and NationsBank, N.A. as Agent and
               Bank Investor.
 10.6+         Agreement, dated as of September 23, 1997, by and among CompuCredit
               Corporation, Visionary Systems, Inc. and VSX Corporation.
 10.7.1**+     Affinity Card Agreement, dated as of January 6, 1997, between Columbus Bank and Trust Company and CompuCredit, L.P.
 10.7.2+       Amendment to Affinity Card Agreement, dated as of March 26, 1998, between
               Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
               CompuCredit, L.P.
 10.7.3++      Amendment to Affinity Card Agreement, dated as of August 1, 1998, by and among Columbus Bank and Trust Company and CompuCredit Corporation, as
               successor to CompuCredit, L.P., and CompuCredit Acquisition Corp.
 10.7.4**++    Facilities Management Services Agreement, dated as of August 1, 1998, between
               Columbus Bank and Trust Company and CompuCredit Corporation, as successor to
               CompuCredit, L.P.
 10.7.5++      Amendment to Affinity Card Agreement and Facilities Management Agreement,
               dated as of November 11, 1998, by and among Columbus Bank and Trust Company,
               CompuCredit Corporation, as successor to CompuCredit, L.P., and CompuCredit
               Acquisition Corp.

 10.8**++      Transfer and Administration Agreement, dated as of November 30, 1998, among
               Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
               Corp. II, as Transferor, CompuCredit Corporation, as Servicer and Guarantor,
               and Barclays Bank PLC, as Agent.
 10.9**++      Transfer and Administration Agreement, dated as of February 10, 1999, among
               Sheffield Receivables Corporation, as Buyer, CompuCredit Acquisition Funding
               Corp., as Transferor, CompuCredit Corporation, individually and as the
               Servicer and Guarantor and Barclays Bank PLC, as Agent.
 10.10**       Amendment No. 4, dated as of October 12, 1998, to the Series 1997--One
               Supplement, dated as of August 29, 1997, among CompuCredit Funding Corp., as
               Transferor, CompuCredit Corporation, as Servicer, and Bankers Trust Company,
               as Trustee.
 21.1++        Subsidiaries of the Registrant.
 23.1          Consent of Ernst & Young LLP.
 23.2*         Consent of Troutman Sanders LLP (included in Exhibit 5.1).
 24.1++        Power of Attorney.
 27.1++        Financial Data Schedule.


------------------------

  * To be filed by amendment.

 ** Confidential treatment requested as to certain omitted portions of this exhibit, which portions have been filed separately with the Securities and Exchange Commission.

  + Incorporated by reference to CompuCredit's Registration Statement on Form
    S-1 (File No. 333-62327), filed with the Commission on August 27, 1998.

 ++ Previously filed.